Exhibit 10.2
DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT
between
CHISHOLM CREEK CASINO RESORT, LLC,
a Delaware limited liability company,
as the Enterprise,
and
LAKES KANSAS CASINO MANAGEMENT, LLC,
a Minnesota limited liability company,
as Manager

TABLE OF CONTENTS

		Page

ARTICLE 1 Definitions		1
1.1	Definitions	1
1.2	Other Interpretive Provisions	9

ARTICLE 2 Gaming Facility Site Selection; Construction		10
2.1	Gaming Facility Site Selection	10
2.2	Development Services	10
2.3	Furnishings and Equipment	10
2.4	Advances for Costs of Construction	10
2.5	Title to Facility; Other Assets	10

ARTICLE 3 Authority and Duty of Manager		12
3.1	Appointment and Operating Standard	12
3.2	Limitations on Power and Authority	13
3.3	Overall Responsibilities	13
3.4	Compliance with Laws	14
3.5	Security	15
3.6	Accounting, Financial Records, and Audits	15
3.7.	Cash Monitoring	- 16 -
3.8	Bank Accounts, Reserve Funds and Permitted Investments	- 16 -
3.9	Intentionally Omitted	- 17 -
3.10	Fire and Safety Services	- 17 -
3.11	Timely Payment of Costs of Operations	- 17 -
3.12	Acquisition of Gaming and Other Equipment	- 17 -
3.13	Hours of Operation	- 18 -
3.14	Access to Operations	- 18 -
3.15	Increased Public Safety Services	- 18 -
3.16	Advertising	- 18 -
3.17	Certain Meetings	- 18 -
3.18	Maintenance	- 18 -
3.19	Term	- 18 -
3.20	Representatives	- 19 -
3.21	Service Contracts; Purchase Orders	- 19 -
3.22	Taxes; Mortgages	- 20 -

ARTICLE 4 Personnel Matters		- 20 -
4.1	Employees	- 20 -
4.2	Project Employee Policies	- 21 -
4.3	Employee Background Checks	- 21 -

ARTICLE 5 Insurance		- 22 -
5.1	Duty to Maintain	- 22 -
5.2	The Manager to be Additional Insured	- 22 -
5.3	Manager Insurance	- 22 -
5.4	Evidence of Insurance	- 22 -
5.5	Insurance Proceeds	- 22 -

ARTICLE 6 Budgets, Operating Plans, Compensation and Reimbursement		- 23 -
6.1	Projections and Budgets	- 23 -
6.2	Monthly Statements	- 24 -
6.3	Distribution of Revenues	- 25 -

i

6.4	Annual Audit; Termination Audit	- 26 -

ARTICLE 7 Termination/Material Breach		- 28 -
7.1	Termination for Material Breach	- 28 -
7.2	Mutual Consent	- 30 -
7.3	Involuntary Termination Due to Changes in Law	- 30 -
7.4	Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination	- 31 -
7.5	Notice of Termination	- 32 -
7.6	Cessation of Gaming at the Gaming Facility	- 32 -
7.7	Pre-Opening Termination Rights	- 34 -
7.8	Cumulative Remedies	- 35 -
7.9	PUNITIVE DAMAGES WAIVER	- 35 -

ARTICLE 8 Release and Indemnity		- 35 -
8.1	Third-Party Claims	- 35 -
8.2	Indemnity from the Manager	- 35 -
8.3	Indemnity from the Enterprise	- 35 -
8.4	Indemnity Against Unauthorized Debt and Liabilities	- 36 -

ARTICLE 9 Miscellaneous		- 36 -
9.1	Assignment and Subcontractors	- 36 -
9.2	Notices	- 36 -
9.3	Amendments	- 37 -
9.4	Counterparts	- 37 -
9.5	Force Majeure	- 38 -
9.6	Time is Material	- 38 -
9.7	Further Assurances	- 38 -
9.8	Severability	- 38 -
9.9	Representations and Warranties of the Manager	- 38 -
9.10	Representations and Warranties of the Enterprise	- 38 -
9.11	Applicable Law	- 39 -
9.12	Entire Agreement	- 39 -
9.13	No Partnership or Joint Venture; Limited Agency	- 39 -
9.14	Approvals	- 39 -
9.15	No Third-Party Beneficiaries	- 39 -
9.16	Non-disclosure	- 39 -
9.17	Non-Recourse	- 40 -
9.18	No Recording	- 40 -
9.19	Non-Compete	- 40 -
9.20	Alterations	- 41 -

ARTICLE 10 Dispute Resolution		- 41 -
10.1	Disputes Between the Enterprise and Project Employees	- 41 -
10.2	Disputes Between the Enterprise and the Manager	- 41 -

ARTICLE 11 Financing; Estoppel Certificates		- 43 -
11.1	Subordination	- 43 -
11.2	Financing	- 43 -
11.3	Estoppel Certificates	- 43 -

ii

DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT
THIS DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of September, 2009 (“Effective Date”) by and among Chisholm Creek Casino Resort, LLC, a Delaware limited liability company (the “Enterprise”), and Lakes Kansas Casino Management, LLC, a Minnesota limited liability company (“Manager”)
RECITALS
     A. The Enterprise has (or intends to use reasonable efforts to obtain) all legal right, title and interest to own and operate the Casino, which will conduct gaming activities in accordance with all applicable Legal Requirements.
     B. Manager has represented to the Enterprise that it has the managerial and operational capacity and skill to develop and construct the Gaming Facility and to commence operation of the Casino; and Manager agrees to provide the management expertise necessary to the conducting of successful gaming operations.
     C. The Enterprise presently desires to retain the services of a management company, with knowledge and experience in the gaming industry, to manage and operate its gaming operations at the Gaming Facility.
     D. Manager is willing to provide such services, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Enterprise and Manager agree as follows:
ARTICLE 1
Definitions
     1.1 Definitions. As used in this Agreement, the terms listed below shall have the meanings assigned to them:
     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including the terms controlling, controlled by, or under common control with) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise.
     “Annual Report” has the meaning ascribed thereto Section 6.4(a).
     “Applicable Rate” means a variable annual rate of interest equal to the prime interest rate of Chase Manhattan Bank U.S.A., N.A. (or any successor bank) plus two percent (2%). The Applicable Rate shall change when and as the rate used to determine the Applicable Rate changes.
     “Approved Budget” has the meaning ascribed thereto in Section 6.1(b).

     “Approved Operating Plan” has the meaning ascribed thereto in Section 6.1(b).
     “Casino” means the Gaming Facility, together with all gaming operations and ancillary operations therein, including food and beverage outlets and retail outlets.
     “Casino Marks” has the meaning ascribed thereto in Section 2.5(b).
     “Casino Name” has the meaning ascribed thereto in Section 2.5(b).
     “Control Agreements” shall mean all Loan Documents, the Lottery Facility Management Contract, the Predevelopment Agreement and any other development agreement with local governmental authorities, any ground leases, space leases, license agreements, licenses (including any license or trademark agreements governing the use of the intellectual property of others at the Gaming Facility), equipment leases, service contracts, maintenance agreements, construction contracts, utility contracts, insurance policies, any covenants, restrictions, easements and similar instruments affecting the Casino or any part thereof, and any other material agreements with other third parties or governmental entities affecting the Casino or any part thereof.
     “Core Positions” means, collectively, the employment positions which are defined as “Key Employees” from time to time under the Lottery Facility Management Contract and, whether or not included therein, the positions listed in Exhibit F attached hereto.
     “Cost of Operations” means the total amount of all expenses and costs of any kind or nature of operating, maintaining and owning the Casino in accordance with GAAP (each, a “Cost of Operation” or, in plural, “Costs of Operation”), including without limitation:
(i)	the cost of all food and beverages sold by the Casino and of all operating supplies related thereto;

(ii)	salaries, wages and other benefits of the Casino’s personnel, including costs of payroll taxes and employee benefits;

(iii)	the cost of all other materials, supplies, goods and services in connection with the operation of the Casino including, without limitation, utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;

(iv)	the cost of repairs to and maintenance of the Casino that are not required to be capitalized pursuant to GAAP;

(v)	insurance and bonding premiums with respect to the Casino;

(vi)	all assessments, water/sewer charges, and other fees and charges payable by or assessed against the Enterprise with respect to the operation of the Casino;

(vii)	legal, consulting, lobbying, accounting and other fees for professionals for services related to the operation of the Casino;

(viii)	all expenses payable to the Kansas Lottery and the Kansas Racing and Gaming Commission for oversight and regulation pursuant to the Lottery Facility Management Contract, and any and all other regulatory or oversight expenses payable by the

Enterprise;
(ix)	all expenses for marketing the Casino, including all expenses of advertising, sales, and public relations activities;

(x)	all promotional allowances, including all items “comped” to customers of the Casino and described in clause (xviii) of the definition of “Revenue Exclusions”; and

(xi)	all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees.
The Cost of Operations shall not include federal, state, or local income tax payable by the Enterprise or its members (by way of clarification and not limitation, all other taxes and assessments with regard to the Casino shall be included in the Cost of Operations, including sales taxes, real estate taxes and assessments and impact fees and gaming taxes) and any costs incurred by Manager or its Affiliates that are not expressly reimbursable by the Enterprise pursuant to the terms of this Agreement. For purposes of calculating EBITDAM, the Cost of Operations shall not include: (A) depreciation; (B) amortization of the principal amount of any loans to the Enterprise; (C) interest expenses payable to any Lender under any Loan Documents; and (D) Management Fees.
     “County” means Sumner County, Kansas.
     “Designated Court” means, collectively, (i) the United States District Court located in Wichita, Kansas, (ii) for any dispute with respect to which such court determines it is without jurisdiction, the courts of the State, and (iii) in either case, all courts to which an appeal therefrom may be available.
     “Development Services” has the meaning ascribed thereto in Section 3.1(a).
     “EBITDAM” the amount equal to Total Revenues less Cost of Operations.
     “Effective Date” means the date referenced in the pre-amble of this Agreement.
     “Employment Laws” means, collectively, any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities,civil rights or employment in the United States, including the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes, as amended from time to time, and together with any similar laws now or hereafter enacted, including all rules, regulations and policies imposed by the Kansas Racing and Gaming Commission now or in the future concerning employment, such as qualifications and any required certifications, credentialing or licensing of officers, directors, board members and employees.
     “Enterprise Intellectual Property” has the meaning ascribed thereto in Section 2.5(c).
     “Enterprise Marks” has the meaning ascribed thereto in Section 2.5(b).

     “Enterprise-Provided IP” has the meaning ascribed thereto in Section 2.5(c).
     “Executive Director” means the executive director of the Kansas Lottery.
     “Facility Loan” means the financing by the Enterprise, as borrower, for any costs of the development and construction of the Gaming Facility.
     “Fiscal Year” means the accounting year used for the operation of the Casino, which shall be consistent with the accounting year of the Enterprise.
     “Furnishings and Equipment” means all fixtures, furniture, and equipment required for the operation of the Casino in accordance with the standards set forth in this Agreement, including, without limitation:
          (i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment (including software);
          (ii) slot machines, video games of chance, table games, keno equipment and other gaming equipment (including software);
          (iii) office furnishings and equipment;
          (iv) specialized equipment necessary for the operation of any portion of the Casino for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;
          (v) all other operating supplies, signage, trade fixtures, furnishings and equipment now or hereafter located and installed in or about the Gaming Facility which are used in the operation of the Casino in accordance with the Operating Standard.
     “GAAP” means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.
     “Gaming Facility” means, whether now existing or hereafter constructed or acquired, the building (to be built) and the land on which such building, as constructed, sits, together with all parking areas, access drives, walkways, utility facilities, and similar improvements constructed appurtenant to and serving such building and all Furnishings and Equipment and personal property (whether tangible or intangible) used or to be used in connection with the gaming operations and ancillary operations to be conducted therein, including food and beverage outlets and retail outlets, all of which are to be located on a portion of the tract of land described on attached Exhibit A, as determined by the Enterprise. As used herein, “Gaming Facility” shall not include any other buildings (including hotels) which may be constructed on the balance of, or adjacent to, said tract of land.
     “Gaming Laws” means, collectively, the Gaming Ordinance and any other gaming regulations applicable to the Casino.
     “Gaming License” means (i) with respect to Manager, collectively, all necessary governmental permits, approvals, consents and licenses/certifications which Manager may be required to obtain and maintain under any Gaming Laws, as amended, from time to time, or under this Agreement in connection with the operation of the Lottery Gaming Enterprise (as defined in the Lottery Facility Management Contract) at the Gaming Facility and (ii) with respect to the Enterprise, collectively, all other necessary governmental permits, approvals, consents and licenses/certifications which the Enterprise may be required to obtain and maintain under any Gaming Laws, as amended, from time to time (subject to the terms of this Agreement regarding Manager’s responsibilities), in connection with the operation of the Lottery Gaming Enterprise (as defined in the Lottery Facility Management Contract) at the Gaming Facility.
     “Gaming Ordinance” means the Kansas Expanded Lottery Act enacted by the governing body of the State regulating the operation of gaming activities conducted at the Gaming Facility.
     “General Operating Account” has the meaning ascribed thereto in Section 3.8(a).
     “Governmental Authority(ies)” means the United States, the State, the County and any governmental court, agency, department, commission, board, bureau or instrumentality of the foregoing and any quasi-governmental authority (including sewer district, storm water management district or tollway authority), but only to the extent it has legal jurisdiction over gaming at the Gaming Facility, the operation of the Casino, or the obligations of the Enterprise or the Manager under this Agreement or any other Control Agreement.
     “Kansas Expanded Lottery Act” means the provisions contained in K.S.A. 2008 Supp. 74-8733 et.seq., and amendments thereto which may hereinafter become effective.
     “Kansas Lottery” means the state agency created by the Kansas Lottery Act to operate a lottery or lotteries pursuant to the Kansas Lottery Act or the Kansas Expanded Lottery Act.
     “Kansas Lottery Act” means the provisions contained in K.S.A. 74-8701 et.seq., and amendments thereto which may hereinafter become effective.
     “Legal Requirements” means any and all present and future judicial, administrative, and federal, state or local rulings or decisions, and any and all present and future federal, state or local ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to the Enterprise, the Manager, or the Casino, including the Gaming Laws and Employment Laws.
     “Lender” means any third party who makes any Facility Loan or any other loan to the Enterprise.
     “LLC Agreement” means that certain Limited Liability Company Agreement of Kansas Gaming Partners LLC, dated on or about the date hereof, by and among Kansas Gaming Holdings LLC, CVG Kansas Gaming LLC, and Lakes Kansas Casino Management, LLC, as the same may be amended and/or restated from time to time.
     “Loan Documents” shall mean any and all notes or other instruments of indebtedness of the Enterprise with regard to the Casino (including the Facility Loan, if any), and any mortgages, deeds of trust, loan agreements, credit agreements, security instruments, environmental indemnities or other loan documents executed in connection therewith.
     “Lottery Facility Account” has the meaning ascribed thereto in Section 3.8(a).
     “Lottery Facility Management Contract” means the Lottery Gaming Facility Management Contract entered into by and between Chisholm Creek Casino Resort, LLC and the Kansas Lottery on August 25, 2009, as amended or supplemented from time to time.

     “Lottery Gaming Facility Revenues” has the meaning ascribed thereto in the Lottery Facility Management Agreement.
     “Major Capital Project” means a project undertaken to expand the Casino (as opposed to maintenance capital expenditures) with a total budget of no less than $10 million.
     “Manager-Owned IP” has the meaning ascribed thereto in Section 2.5(c).
     “Manager-Provided IP” has the meaning ascribed thereto in Section 2.5(c).
     “Manager Parent” means Lakes Entertainment, Inc., a Minnesota corporation.
     “Management Fees” has the meaning ascribed thereto in Section 6.3(c).
     “Marketing Plan” has the meaning ascribed thereto in Section 3.23.
     “Material Breach” has the meaning ascribed thereto in Section 7.1(c) and Section 7.1(d).
     “Measurement Period” has the meaning ascribed thereto in Section 6.3(c).
     “Minimum Yield-on-Cost” has the meaning ascribed thereto in Section 7.1(c)(vii)(a).
     “Och-Ziff” means Kansas Gaming Holdings Investor LLC.
     “Opening Date” means the first day that all or any part of the Casino is open to the public. Manager and the Enterprise agree that the Project Schedule (as defined in Exhibit B) shall include the anticipated Opening Date and that, upon the written request of the Enterprise, the Enterprise and the Manager shall execute and deliver written confirmation of the actual Opening Date.
     “Operating Standard” has the meaning ascribed thereto in Section 3.1(a).
     “Permitted Disclosures” means reasonably necessary disclosures in or in connection with regulatory filings or proceedings which in the good faith judgment of Manager are required by applicable federal or state securities laws provided that Manager shall have afforded the Enterprise with prior written notice of any such disclosure and an opportunity to comment on the same (such prior written notice being reasonable, under the circumstances) and Manager agrees to consider in good faith the comments of the Enterprise in such disclosure; provided, however, no such disclosure shall identify Och-Ziff or Clairvest or any Affiliate of either of them by name or trade name unless Manager’s counsel has advised Manager in writing that failure to do so in such disclosure would violate applicable federal or state securities laws.
     “Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, instrumentality, firm, joint venture, Governmental Authority, or otherwise.
     “Plans and Specifications” has the meaning ascribed thereto in Section 2.2(b).
     “Player Lists” means and includes any documents or records (and any copies thereof), electronic or otherwise, including any player lists developed as part of a player’s club, similar promotional or incentive program, tracking system or otherwise and any documents or records maintained solely for security purposes, created by or upon the request of Manager, any Affiliate of Manager, the Enterprise, or any Affiliate of the Enterprise containing any information whatsoever concerning the players, customers, visitors or other individuals participating in the gaming operations or other operations of the Casino, together with the information contained therein or otherwise known or developed by Manager or the Enterprise (or any of their respective Affiliates and any of their respective Employees) in connection with the Casino, which documents and records and information, shall be and remain, at all times, the sole property of the Enterprise.
     “Predevelopment Agreement” means the Predevelopment Agreement entered into as of May 11, 2009 between The Board of County Commissioners of Sumner County, Kansas and Chisholm Creek Casino Resort, LLC, as amended.
     “Pre-Opening Services” has the meaning ascribed thereto in Exhibit E.
     “Pre-Opening Period” has the meaning ascribed thereto in Exhibit E.
     “Privilege Fee” has the meaning ascribed thereto in the Lottery Facility Management Contract.
     “Project Accounts” has the meaning ascribed thereto in Section 3.8(a).
     “Project Budget” has the meaning ascribed thereto in Exhibit B.
     “Project Employee Policies” has the meaning ascribed thereto in Section 4.2.
     “Prohibited Activities” has the meaning ascribed thereto in Exhibit C.
     “Proposed Budget” has the meaning ascribed thereto in Section 6.1(b).
     “Proposed Operating Plan” has the meaning ascribed thereto in Section 6.1(b).
     “Revenue Exclusions” means, collectively, any and all (i) gratuities to employees of the Casino paid directly by the player or included as a service charge; (ii) amounts paid to or revenues generated by third parties in connection with catering inside or outside the Gaming Facility (including rental of equipment or other personal property); (iii) sales taxes, excise taxes, gross receipts taxes, admission taxes, entertainment taxes, tourist taxes, use taxes or similar impositions collected directly from players, customers, tenants, licensees or concessionaires or included as part of the sales price of any goods or services and remitted to the appropriate taxing authorities in the amount collected; (iv) accounts receivable written off as uncollectible, except to the extent amounts are subsequently collected or are recovered by the sale of such accounts or otherwise; (v) proceeds of insurance (other than (A) business interruption insurance proceeds received by the Enterprise after deducting therefrom all expenses incurred in the adjustment or collection thereof and (B) any insurance proceeds received by the Enterprise to reimburse it for any Costs of Operations actually incurred); (vi) proceeds of awards received in condemnation (other than compensation received by the Enterprise for loss of business to the extent attributable to the period in question after deducting therefrom all expenses incurred in obtaining such compensation); (vii) proceeds of the sale or disposition of the Casino or any portion thereof or any capital assets or any loan proceeds, including proceeds of any loans to the Enterprise or refinancing of the Casino or any portion thereof and any capital contributions made to the Enterprise; (viii) amounts reimbursed by the Enterprise to Manager or otherwise advanced and deposited into the General Operating Account or other bank accounts used for the operation of the Casino; (ix) interest earned on any amounts deposited into any such bank accounts; any security deposits or similar deposits (except as applied or forfeited); (x)

credits or refunds to players, customers, tenants, licensees or concessionaires; (xi) any discounts to players for goods or services provided; (xii) non-cash and exchanges for services or barter; (xiii) any gain or loss on the extinguishment of debt or any gain or loss on the sale of an asset not in the ordinary course of business or other extraordinary items; (xiv) all revenues that would be classified as non-operating for purposes of GAAP; (xv) revenues of tenants, licensees and concessionaires from their respective business operations at the Gaming Facility (other than any portion thereof received by the Enterprise in the form of rents and fees pursuant to their respective leases, licenses and concession agreements); and (xvi) complimentary services, items, goods, promotions, credits or discounts provided to any player, any permitted or awarded “free play” and credits, coupons and vouchers issued for redemption by a player for use at the Casino.
     “State” means the State of Kansas.
     “Surviving Obligations” means, collectively, (i) the obligation of Manager to pay to the Enterprise any amounts under this Agreement which accrued prior to the date of the expiration or earlier termination of this Agreement, (ii) the obligation of the Enterprise to pay to Manager any amounts under this Agreement (including any Management Fees) which accrued prior to the date of the expiration or earlier termination of this Agreement, (iii) Sections 4.1(e)-(f), 7.4, Article 8, Sections 9.9, 9.10, 9.16 and 9.19 and Article 10, and (iv) any other obligations set forth herein that expressly survive the expiration or earlier termination of this Agreement.
     “Terminating Party” has the meaning ascribed thereto Section 7.1(a).
     “Termination Report” has the meaning ascribed thereto Section 6.4(b).
     “Total Investment in Gaming Facility” means, as of the date of determination, the total amount expended in the development and construction of the Gaming Facility, including but not limited to:
(i)	all hard and soft costs of construction, design, development, maintenance, renovation, and expansion of the Gaming Facility;

(ii)	the Privilege Fee;

(iii)	the cost of land acquired by the Enterprise;

(iv)	the cost of acquiring furniture, fixtures, and equipment attached to or used within the Gaming Facility (including gaming equipment and all operating systems);

(v)	on-site and off-site infrastructure improvements (including public and private roadways and utilities);

(vi)	professional fees (including construction, design, and legal professionals and other consultants);

(vii)	all expenses, charges or fees billed or charged to Enterprise by the Kansas Lottery, the Kansas Racing and Gaming Commission or any local governmental entity in conjunction with or incurred for endorsement or any other required approvals;

(viii)	pre-opening costs and working capital;

(ix)	interest reserves, interest payments, upfront or commitment fees and similar charges accrued or paid to any Lender prior to the Opening Date; and

(x)	broker’s fees (including, without limitation, those fees payable to Macquarie Capital (USA) Inc.).
Total Investment in Gaming Facility shall not include (i) the cost of improvements paid for by insurance proceeds as described in clause (v) of the definition of “Revenue Exclusions” in Section 1.1 hereof and (ii) maintenance capital expenditures made pursuant to the then-current Approved Budget (but shall include all other capital expenditures). Total Investment in Gaming Facility shall be reduced by (i) condemnation proceeds as described in clause (vi) of the definition of “Revenue Exclusions” in Section 1.1 hereof and (ii) proceeds of asset sales as described in clause (vii) of the definition of “Revenue Exclusions” in Section 1.1 hereof.
     “Total Revenues” means all revenues and income (excluding the Revenue Exclusions and any non-cash items) received by the Enterprise from the operation of the Casino in accordance with GAAP, including without limitation:
(i)	the payment of 73% of Lottery Gaming Facility Revenues to the Enterprise by the Kansas Lottery pursuant to Paragraph 26 of the Lottery Facility Management Contract (for the avoidance of doubt, Lottery Gaming Facility Revenues are payable to the Kansas Lottery and shall not be included in this definition of “Total Revenues”);

(ii)	retail sale of food, beverages, and merchandise by the Enterprise; and

(iii)	rental or fees paid by the tenants, licensees and concessionaires (if any) at the Gaming Facility.
     “Tribe” means the Iowa Tribe of Oklahoma, a federally recognized Indian tribe.
     “Yield-on-Cost” shall mean, as of the date of determination, an amount equal to the trailing twelve months of EBITDAM, divided by the Total Investment in Gaming Facility, each as of such date; provided, however, if a Major Capital Project was completed during any such trailing twelve-month period, EBITDAM for purposes of this definition shall be calculated based on annualizing actual EBITDAM achieved from and after the completion date of such Major Capital Project until the applicable date of such determination (with adjustments for seasonality based on historic performance of the Casino).
     1.2 Other Interpretive Provisions.
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
          (b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
          (c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to applicable Legal Requirements, if any, (ii) any reference herein to any Person shall be construed to include such Person’s successors, personal representatives, heirs and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement (including in the

Exhibits hereto), shall be construed to refer this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
          (d) All recitals above and all Exhibits referenced herein are incorporated herein by this reference.
          (e) No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
ARTICLE 2
Gaming Facility Site Selection; Construction
     2.1 Gaming Facility Site Selection. The Gaming Facility shall be constructed on a portion of the land described in Exhibit A.
     2.2 Development Services. Manager and the Enterprise agree that Manager shall provide certain development services as set forth in the terms and conditions of Exhibit B attached hereto.
     2.3 Furnishings and Equipment. Manager shall select and procure vendors, in consultation with the Enterprise, for purchase by the Enterprise of Furnishings and Equipment required to operate the Casino in conformity with the Operating Standard and the terms and conditions of this Agreement, subject to compliance with the Project Budget (as defined in the attached Exhibit B) and obtaining the Enterprise’s approval with respect to the identity of each vendor, the details of the Furnishings and Equipment (e.g., kind, specs, quantity etc.) and the terms and conditions (including price) of the acquisition by lease or sale for those items (by category) of Furnishings and Equipment.
     2.4 Advances for Costs of Construction. Nothing herein contained shall obligate or permit Manager to arrange for a Lender to advance any costs of the construction of the Gaming Facility, or make advances directly to the Enterprise, for payment of any item not included in or in an amount in excess of the Project Budget.
     2.5 Title to Facility; Other Assets.
          (a) Except as otherwise provided in the Lottery Facility Management Contract, the Gaming Facility, the Furnishings and Equipment, and all related improvements and assets shall be the sole and exclusive property of the Enterprise.
          (b) During the term of this Agreement, the Casino shall at all times be known as, operated, and promoted under a name selected by the Enterprise (the “Casino Name”). The Enterprise may change and/or modify the Casino Name from time to time and/or may designate one or more other trade names, trademarks, logos, distinctive names, service marks, certification marks, logo designs, insignia or other words or symbols (collectively, “Casino Marks”) to be used in connection with the Casino and/or goods or services offered by and/or on behalf of the Casino. The Enterprise shall have the sole and exclusive ownership of any and all right, title, and interest in and to the Casino Name, the Casino Marks, and any derivatives, modifications, or alterations thereof (collectively, the “Enterprise Marks”), and any and all rights related thereto. At the Enterprise’s expense, the Manager shall take such action as the Enterprise may reasonably request to effect, perfect, or confirm the Enterprise’s ownership of, and any other rights in, the Enterprise Marks. Any and all goodwill associated with the use of the Enterprise Marks shall inure solely to the benefit of the Enterprise. The Manager agrees that, upon termination of this Agreement for any reason, all goodwill in the Enterprise Marks that may be held by the Manager hereby is assigned to the Enterprise, without the need for any further action by any person, and the Manager agrees to reasonably cooperate with the Enterprise to effectuate the foregoing assignment.
          (c) The Enterprise shall own any and all other intellectual property of any kind (including but not limited to any and all tangible works of expression, inventions, game and systems licenses and software, Player Lists and related information, developed game concepts, systems or other gaming or administrative improvement rights,) conceived, made, used, developed, generated, provided, and/or prepared by or on behalf of the Enterprise in connection with and/or associated with the Casino (“Enterprise-Provided IP”) and shall own any and all intellectual property developed, generated, or prepared by Manager (1) for use specifically at the Casino in connection with its operation, management, advertisement, marketing, and/or promotion and not for use by Manager in its ordinary and customary business operations, or (2) at the direction of the Enterprise,or (3) in connection with the performance of its duties under this Agreement (“Manager-Provided IP”) (collectively, Enterprise-Provided IP and Manager-Provided IP are “Enterprise Intellectual Property”). At the Enterprise’s expense, the Manager shall take such action as the Enterprise may reasonably request to effect, perfect, or confirm the Enterprise’s ownership of, and any other rights in, the Enterprise Intellectual Property. To the extent Manager uses any intellectual property at the Casino in connection with its operation, management, advertisement, marketing, and/or promotion that is or was (1) owned by it prior to the Effective Date of this Agreement, or (2) developed, generated, or prepared by it after the Effective Date of this Agreement that is not Manger-Provided IP, excluding casino game concepts and equipment that are not Enterprise Intellectual Property, but developed by Manager for separate lease or license to third parties (the “Manager-Owned IP”), Manager hereby grants to Enterprise a perpetual, nonexclusive, irrevocable, royalty-free license to use the Manager-Owned IP in connection with the operation, management, advertisement, marketing and promotion of the Casino; the Enterprise may assign and/or sublicense its rights in the Manager-Owned IP to any successor, affiliate, and/or subsidiary; provided, however, such license shall not extend to any table games which may constitute Manager-Owned IP as defined herein (it being understood that the usage of such Manager-Owned IP shall be subject to the terms of a license agreement approved by the Enterprise and the Manager, if and when such usage is approved by the Enterprise).
          (d) The Manager shall have no right, title or interest in or to any Enterprise Mark, Enterprise Intellectual Property, and/or other trademark, service mark, or other intellectual property of the Enterprise, other than such limited rights as may be necessary or desirable for performance of the Manager’s duties under this Agreement. Manager’s use of the Enterprise Marks and the Enterprise Intellectual Property shall be subject to the terms and conditions of this Agreement, including but not limited to Sections 2.3 and 3. Manager shall not use the name of the Enterprise without the prior approval of the Enterprise (other than as part of any Permitted Disclosures).
          (e) Any use by Manager of the Kansas Lottery’s trademarks, trade names and service marks shall be subject to and in strict accordance with the applicable provisions of the Lottery Facility Management Contract.
          (f) Manager shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Section 2.5, as the Enterprise shall reasonably require from time to time

ARTICLE 3 Authority and Duty of Manager
     3.1 Appointment and Operating Standard.
          (a) Manager shall be deemed to be an independent contractor to the Enterprise for purposes of providing the services described in Section 2.2 hereof and the attached Exhibit B referenced therein (the “Development Services”) and Manager shall not be the agent of the Enterprise and shall not have authority to act on behalf of the Enterprise except and only to the extent specifically so provided for in this Agreement.
          (b) Subject to Section 3.1(a) above, the Enterprise hereby appoints the Manager as agent for and on account of the Enterprise during the term of this Agreement for purposes of providing the services and fulfilling the obligations required of Manager under this Agreement, subject to the terms and conditions hereof. Manager accepts such appointment as the manager of the Casino for the term of this Agreement on and subject to the terms and conditions set forth herein and agrees to manage the Casino, providing such services as are set forth herein and such additional services as may be customarily provided by operators of other first-class gaming facilities.
          (c) In connection with such appointment, the Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement, subject to the terms of this Agreement and subject to obtaining the Enterprise’s approval as and when required under the terms and conditions of this Agreement. Without limiting the generality of the foregoing, subject in each case to obtaining the Enterprise’s approval, the Manager shall have, and the Enterprise does hereby grant to the Manager, the power and authority, as agent for the Enterprise, to exercise the rights of the Enterprise under and to execute, amend or otherwise modify any contracts associated with the operation of the Casino, including, without limitation, purchase orders, equipment and retail leases, and contracts for utilities, maintenance and repair services, and other services relating to the operation of the Casino; provided, however, Manager shall not have any such authority with regard to any Contract Documents (as defined in Exhibit B) or otherwise in connection with carrying out the Developer Services.
          (d) Manager agrees to provide the Development Services and to manage the Casino in accordance with the “Operating Standard”, which is defined as follows: (i)(A) in a commercially reasonable, prudent, diligent and professional and workmanlike manner and (B) at least at a level of service, operation and quality generally considered to be first-class for casinos taking into account the size, scope and level of capital investment, (ii) in accordance with the terms and conditions of this Agreement and in conformity in all material respects with the then current Approved Budget and Approved Operating Plan, (iii) in accordance with the terms and provisions of the Control Agreements, including the Lottery Facility Management Contract and any business plan and other plans and policies concerning Casino operations as required thereunder subject to Section 6.1(e) hereof, (iv) in accordance with the requirements of any carrier having insurance on the Casino or any part thereof, (v) in compliance with all Legal Requirements, including all reporting, security, systems and other requirements imposed by the Kansas Racing and Gaming Commission, the Kansas Lottery, or any other governmental agency with jurisdiction over the Casino, and (vi) in a manner reasonably expected to protect and preserve the assets that comprise the Gaming Facility. Manager shall act in a fiduciary capacity with respect to the property protection and accounting of the Enterprise’s assets. In its capacity, Manager shall deal at arm’s length with all third parties and its Affiliates and the Affiliates of the Enterprise. Manager may not enter into agreements with Affiliates of Manager without the prior written consent of the Enterprise (and, in such event, Manager shall have advised the Enterprise of the contracting party’s status as an Affiliate of Manager).

(e) The duties and authorities of the Manager shall be subject to the Control Agreements.
     3.2 Limitations on Power and Authority.
           (a) The exercise by the Manager of its power and authority granted pursuant to Section 3.1(b) as the Enterprise’s agent shall be limited as provided in this Section 3.2 and in the budget provisions of Article 6.
(b) Notwithstanding its appointment as the Enterprise’s agent pursuant to Section 3.1(b):
(i) The Manager shall have no power or authority to act for or represent the Enterprise except as specified in this Agreement.
(ii) The Manager shall have no power or authority to exercise the rights of the Enterprise under or to execute, amend or otherwise modify this Agreement on behalf of the Enterprise, and the Enterprise shall retain the sole and exclusive such power and authority with respect to this Agreement.
(iii) Except as stated herein, the Manager shall have no power or authority, without the prior written approval of the Enterprise in each instance unless the specific transaction is described in the Approved Budget approved in writing by the Enterprise, to (A) incur costs which are in excess of the expenditures to be agreed upon in the Approved Budget, (B) sell, encumber or otherwise dispose of the Casino or the Enterprise or any part thereof or interest therein, including any Furnishings and Equipment or other personal property located in the Gaming Facility, except for inventory sold in the regular course of business and other items which must be replaced due to age, obsolescence, or wear and tear, subject to the Approved Budget, or (C) subject to the Approved Budget, purchase any Furnishings and Equipment or other personal property or services from the Manager or any Affiliate of the Manager, if such purchase is to be included as a Cost of Operations, unless such arrangement is specifically approved in writing by the Enterprise.
           (c) Except as specifically authorized in this Article 3, the Manager shall not hold itself out to any third party as the agent or representative of the Enterprise.
           (d) Notwithstanding anything to the contrary herein, the Manager shall have no power or authority to do any of the prohibited activities as set forth on Exhibit C, attached hereto and incorporated herein by reference
     3.3 Overall Responsibilities.
        (a) The Manager’s responsibilities shall include, among other things, maintenance and improvement of the Gaming Facility and management and operation of the Casino, provided that all such responsibilities shall be carried out in accordance with the Operating Standard. The Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Casino, including the establishment of operating days and hours, it being understood that the Enterprise and the Manager intend that the Gaming Facility will be open 24 hours daily, seven days a week, in accordance with the Operating Standard.

         (b) Without limiting the generality of the foregoing, the Manager’s responsibilities and duties under this Agreement shall include the following:
(i) The Manager shall use reasonable measures for the orderly physical administration, management, and operation of the Casino;
(ii) The Manager shall comply with all applicable provisions of the Internal Revenue Code, including the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States;
(iii) The Manager shall comply with all applicable terms and conditions of the Control Agreements;
(iv) The Manager shall perform those additional responsibilities and duties set forth on Exhibit D, attached hereto and incorporated herein by reference; and
(v) The Manager shall perform those additional Pre-Opening Services set forth on Exhibit E, attached hereto and incorporated herein by reference.
Manager’s obligations with respect to any Control Agreement shall be limited to the extent (a) a complete and accurate copy of such Control Agreement or, in lieu of such copy, summaries of the relevant provisions thereof (Manager shall be entitled to rely upon the accuracy and completeness of such summaries) have been delivered to Manager sufficiently in advance to allow Manager to perform such obligations and (b) the provisions thereof and/or compliance with such provisions by Manager (i) do not require contribution of capital or payments of Manager’s own funds (nothing herein shall modify or affect any capital contribution or payment obligations of Manager set forth in the LLC Agreement) and (ii) do not limit or purport to limit any corporate activity or transaction with respect to Manager or its affiliates or any other activity, transfer, transaction, property or other matter involving Manager or its affiliates other than at the site of the Casino or with regard to Casino operations. The Enterprise acknowledges and agrees, without limiting the foregoing, that any failure of Manager or the Casino to comply with the provisions of any Control Agreement arising out of (1) written instructions from the Enterprise to operate the Casino in a manner inconsistent with the Control Agreements and/or (2) the Enterprise’s failure to approve any matter requested by Manager in Manager’s reasonable good faith business judgment as necessary or appropriate to achieve compliance with any Control Agreement shall not be deemed a breach by Manager of its obligations under this Agreement.
     3.4 Compliance with Laws.
          (a) The Manager shall be responsible for complying with all applicable Legal Requirements, including the Gaming Laws, in connection with the Casino. The Enterprise agrees to cooperate with the Manager and aid the Manager in ensuring such compliance. In managing and operating the Casino, the Manager shall comply with all Legal Requirements and all other agreements affecting the same, including the Gaming Laws. Subject to the Approved Budget or subject to the approval of the Enterprise as to an unbudgeted expenditure, Manager shall promptly remedy any violation of any such laws, rules, regulations, ordinances, compacts or other agreements which comes to its attention and shall give written notice to the Enterprise in the event that Manager or any Affiliate of Manager receives any notice issued by the applicable governmental authorities pursuant to the Gaming Laws which threatens suspension or revocation of the Enterprise’s license or may be reasonably interpreted to prevent Manager from fulfilling its duties under this Agreement. Manager shall also promptly give written notice to the Enterprise in the event that Manager or any Affiliate of Manager receives any notice (written or oral) from any governmental authority relating to any of the other gaming facilities Manager manages with regard to compliance (or lack thereof) with any laws, regulations, orders, compacts, permits, licenses, rules or contracts or agreements regulating, authorizing or otherwise applicable to gaming operations (including the ability to conduct such operations).
          (b) The Enterprise agrees to cooperate with the Manager and the Manager agrees to take all appropriate steps and execute all appropriate applications and documents to obtain all licenses, approvals and permits required in connection with the Casino, including all necessary approvals of Governmental Authorities of this Agreement and all liquor licenses for the contemplated beverage operations at the Casino, all in accordance with the Approved Operating Plan.
          (c) The Manager shall not commit any act of default under the terms and conditions contained in any Control Agreement, provided, in the case of a monetary default, that funds are available to Manager in the Approved Budget, shall not act or omit to act in the performance of its duties and obligations under this Agreement in a manner giving rise to any liability under any indemnification provisions set forth therein and shall promptly notify the Enterprise of any such default which comes to the attention and knowledge of the Enterprise.
     3.5 Security. The Manager shall provide for appropriate security for the operation of the Casino in accordance with the Approved Budget and Approved Operating Plan. Upon agreement of the Enterprise and the Manager, any security officer may be bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and increased public safety services will constitute a Cost of Operations.
     3.6 Accounting, Financial Records, and Audits.
          (a) The Manager shall maintain full and accurate records and books of account for operations of gaming activities and related ancillary operations managed by the Manager. Such records shall be maintained at the Gaming Facility and shall be made available for immediate inspection and verification at all times. In addition, Manager shall not, at any time, prevent or hinder the Enterprise’s access to all gaming machines and related systems and system-produced gaming machine financial reports for any applicable period (Manager shall, in addition, provide such reports promptly upon request of the Enterprise). The books and records and all other records relating to or reflecting the operation of the Casino shall at all times be the property of the Enterprise.
          (b) Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to the Enterprise so as to insure the orderly continuance of the operation of the Casino. The Enterprise shall be responsible for filing with the IRS all required year-end income tax returns, and Manager shall cooperate with and provide information requested by the Enterprise’s accountants in regard to the preparation by such accountants and filing by the Enterprise of such tax returns and any other income or other tax returns required by any governmental authority. This Section 3.6(b) shall survive the expiration or earlier termination of this Agreement.
          (c) During the Pre-Opening Period, the Manager shall establish (subject to the Enterprise’s approval) and maintain satisfactory accounting systems and procedures that shall, at a minimum:
          (i) include an adequate system of internal accounting controls;
          (ii) permit the preparation of financial statements in accordance with GAAP;
          (iii) be susceptible to audit;

(iv) permit the calculation of the Management Fees; and
(v) provide for the allocation of operating expenses or overhead expenses among the Enterprise, the Manager and any other user of shared facilities or services.
The system of internal accounting controls will require the maintenance of records that, in reasonable detail: (w) accurately and fairly reflect the transactions and dispositions of the assets of the Casino; (x) provide reasonable assurance that gaming transactions are recorded as necessary to permit preparation of Casino financial statements in accordance with GAAP, and receipts and expenditures of the Casino are being made only in accordance with authorizations of Casino management; (y) provide reasonable assurance regarding prevention or untimely detection of unauthorized acquisition, use or disposition of the Casino’s assets that could have a material effect on the Casino’s financial statements; and (z) provide reasonable assurance of continued compliance with the terms and conditions of all Control Agreements. Supporting records and the agreed upon accounting system shall be sufficiently detailed to permit the calculation and payment of the Management Fees and to permit the performance of any fee or contribution computations required under the Lottery Facility Management Contract and applicable laws or regulations. Manager shall promptly correct any weaknesses in internal controls or errors in recordkeeping upon discovery.
          (d) All Lottery Gaming Facility Revenues, Total Revenues and other income and revenue of every kind resulting from the operation of the Casino will be calculated by the Manager for purposes of distribution daily and distribution monthly, as the case may be, in accordance with Section 6.3 and copies of such calculations shall be promptly supplied to the Enterprise as required by Section 6.2.
          (e) All records shall be maintained so as to permit the preparation of financial statements in accordance with GAAP. The Manager shall furnish to the Enterprise monthly financial reports in accordance with Section 6.2. Such reports shall provide reasonable detail as requested by the Enterprise with respect to revenues and expenses of each profit center of the Casino. The Manager shall make, or cause to be made, any reports or presentations to the Enterprise as are requested, including any reports as may be required by the Lender or any Governmental Authorities. In connection therewith, Manager shall provide, or cause to be provided, to the Enterprise, upon request, copies of (i) bank statements, bank deposit slips and bank reconciliations, (ii) detailed cash receipts and disbursement records, (iii) detailed trial balance (if available), (iv) paid invoices, (v) summaries of adjusting journal entries, (vi) supporting documentation for payroll, payroll taxes and employee benefits, and (vii) all other financial reports and/or information reasonably requested by the Enterprise.
     3.7. Cash Monitoring. The Manager will promulgate (subject to the Enterprise’s approval), and all parties and their respective employees, agents, and representatives will obey, operational policies with respect to the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled. Manager shall not, at any time, prevent or hinder the Enterprise in monitoring and investigating systems for cash management implemented by the Manager and to verify daily Lottery Gaming Facility Revenues and all other revenues and income of any kind and nature of the Casino.
     3.8 Bank Accounts, Reserve Funds and Permitted Investments.
          (a) During the Pre-Opening Period, the Enterprise shall create two accounts (one, the “General Operating Account” and the other, the “Lottery Facility Account”) at a commercial bank that is organized under the laws of the United States of America or any state thereof, and is a member of the Federal Deposit Insurance Corporation. In addition, the Enterprise shall be responsible to create any other bank accounts required under the Lottery Facility Management Contract. Manager shall deposit, or cause to be deposited, daily all Lottery Facility Gaming Revenue into the Lottery Facility Account and all other income and revenue of every kind resulting from the operation of the Casino into the General Operating Account. The Manager, with the approval of the Enterprise, shall also establish other segregated bank accounts for use in connection with the operation of the Casino (collectively, the “Project Accounts”), each of which must indicate the custodial nature of the accounts. The Enterprise shall have the right to control the General Operating Account, Lottery Facility Account and Project Accounts and to authorize deposits and withdrawals of any size, with regard thereto. The signatures of authorized representatives of the Manager shall be the only signatures required to make withdrawals (by check or otherwise) from the General Operating Account or any Project Account for single withdrawals of less than $500,000, provided that the monies withdrawn by the Manager are to be used only in accordance with the Approved Budget and only for the purposes set forth herein. If the amount of any single withdrawal exceeds $500,000 (excluding amounts to be applied to payouts and prizes, transfers to any designated payroll accounts, taxes, cash for day-to-day operational purposes, or Management Fees), then the signature of the Enterprise’s designated representative will also be required.
          (b) Unless instructed otherwise by the Enterprise, Manager agrees that subject to the terms of Sections 6.3(b) and 7.4(a), the Manager shall make, or cause to be made, timely transfers from the General Operating Account to the Project Accounts of all funds needed to pay (i) Costs of Operations; (ii) payments required pursuant to the Lottery Facility Management Contract (other than the Lottery Facility Gaming Revenues which are to be deposited and distributed from the Lottery Facility Account); and (iii) disbursements required pursuant to Section 6.3.
          (c) Surplus funds deposited in the General Operating Account and the Project Accounts may be invested by the Enterprise in a money market mutual fund registered under the Investment Company Act of 1940 that invests exclusively in (A) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, or (B) commercial paper having, at the time of acquisition, a rating of A-1 or P-1 or better from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, or otherwise as the Enterprise may determine.
     3.9 Intentionally Omitted.
     3.10 Fire and Safety Services. The Manager shall be responsible for obtaining adequate coverage for fire and safety services and may, in its discretion, have such services provided on a contractual basis by the local fire and police departments, provided the costs of such services are in accordance with the Approved Budget and Approved Operating Plan.
     3.11 Timely Payment of Costs of Operations. The Manager shall be responsible for paying, or causing to be paid, all Costs of Operations on behalf of the Enterprise from the General Operating Account or the Project Accounts, pursuant to procedures approved by Manager, so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes) to the extent funds of the Casino are available in accordance with the Approved Budget; provided, however, that payment of all such Costs of Operations shall be solely the legal responsibility of the Enterprise, subject to the terms and conditions of this Agreement.
     3.12 Acquisition of Gaming and Other Equipment. Subject to the provisions of Sections 2.3 and 3.21 hereof, all acquisitions of Furnishings and Equipment for the Casino, either prior to or after the public opening of the Gaming Facility shall be purchased by the Manager as agent for the Enterprise in accordance with the Approved Budget and Approved Operating Plan, on behalf of the Casino on a cash on delivery basis, unless otherwise agreed by the Enterprise.

     3.13 Hours of Operation. The Manager shall be responsible for the establishment of operating days and hours in accordance with the Approved Operating Plan. It is intended that the Gaming Facility shall be operated seven days per week and twenty-four hours per day, subject to any restrictions in the Legal Requirements.
     3.14 Access to Operations. Manager shall not take any action to block or hinder immediate access by the Enterprise’s designated representative to (i) the gaming operation, including gaming machine and table software, for inspection and generation of reports on payouts and operations, (ii) reports of all gaming machine and gaming table software’s compliance with the Gaming Laws, and (iii) all books and records relating to the gaming operation.
     3.15 Increased Public Safety Services. Increased actual costs of law enforcement and police protection services required as a result of gaming activities in the Gaming Facility shall be paid as Costs of Operations in accordance with the Approved Budget.
     3.16 Advertising. Subject to obtaining the Enterprise’s approval, the Manager shall contract for and place advertising in accordance with the Approved Budget and Approved Operating Plan. Advertising costs will be included in the operating budgets prepared in accordance with Article 6. Manager shall prepare advertising plans and promotional material, and place advertising as appropriate in compliance with applicable laws, as contemplated in the Approved Operating Plan and subject to the Approved Budget.
     3.17 Certain Meetings. To facilitate oversight of the activities conducted pursuant to this Agreement and to maintain communication generally between the individuals who will be involved in supervising those activities, the Enterprise or its designated representative and the Manager’s principal individuals will meet at least quarterly to review operations of the Gaming Facility and any current issues pertaining thereto.
     3.18 Maintenance. The Manager will cause the Gaming Facility to be repaired and maintained and operated in a clean, good and orderly condition, including interior and exterior cleaning, painting and decorating, plumbing, carpentry, grounds and landscaping maintenance, snow and ice removal and such other maintenance and repair work as may be desirable. Repairs and maintenance will be paid in accordance with the Approved Budget as Costs of Operations. Notwithstanding anything to the contrary contained in this Section, Manager shall not perform the foregoing services with respect to any repairs or improvements to the Gaming Facility, unless (a) the expenditure thereunder is provided for in the Approved Budget, or (b) such repair or improvement is otherwise agreed to in writing by the Enterprise. In addition, notwithstanding the Approved Budget, the Enterprise may, from time to time, make such alterations, additions or improvements (including structural changes) to the Casino and cause Furnishings and Equipment to be changed, upgraded, replaced or added, as the Enterprise deems to be desirable and all as Costs of the Operations, and Manager shall cooperate with the Enterprise in such regard.
     3.19 Term.
          (a) Except as provided for in Section 3.19(b), this Agreement shall become effective on the Effective Date and will terminate fifteen (15) years after the Commencement Date (as defined in the Lottery Facility Management Contract), unless terminated earlier in accordance with the terms of this Agreement, it being the intent of the parties to make this Agreement coterminous with the Lottery Facility Management Contract. If, at the time of the expiration of the initial fifteen (15) year term, the Lottery Facility Management Contract has been successfully renewed between the Kansas Lottery and the Enterprise on the same terms and conditions applying during the initial term thereof and no requirement of additional payment of fees or investment in infrastructure, the Enterprise shall negotiate in good faith a renewal of this Agreement, subject to the conditions that such renewal shall be (i) for a term equal to that of the renewal term (excluding any unexercised options to renew thereunder) of the Lottery Facility Management Contract, and (ii) upon the same terms and conditions as set forth herein.
          (b) Notwithstanding Section 3.19(a), this Agreement shall terminate: (i) on the date the Lottery Facility Management Contract expires or terminates for any reason; (ii) if, prior to the fourth anniversary of the Opening Date of the Casino, Manager is terminated as manager upon a sale of the Casino or the Enterprise, provided that in such case Manager shall be paid an amount equal to the Management Fees paid to Manager during the trailing twelve month period (trailing the date of such termination) multiplied by the difference between four and the number of years between the Opening Date of the Casino and the date of such sale; (iii) if Manager is terminated as manager upon a sale of the Casino or the Enterprise on or after the fourth anniversary of the Opening Date of the Casino, in which case Manager shall not be entitled to any further payments; or (iv) as set forth in Article 7 herein.
     3.20 Representatives. To the extent any authorization, consent or other approval of the Enterprise is required under this Agreement and the Enterprise shall have provided to the Manager a resolution naming any individual or individuals authorized to represent the Enterprise for purposes of any such authorization, consent or other approval, the Manager, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as the Enterprise shall deliver to the Manager an additional resolution revoking or otherwise modifying such authority. To the extent any authorization, consent or other approval of Manager is required under this Agreement and Manager shall have provided to the Enterprise a resolution naming any individual or individuals authorized to represent Manager for purposes of any such authorization, consent or other approval, the Enterprise, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as Manager shall deliver to the Enterprise an additional resolution revoking or otherwise modifying such authority.
     3.21 Service Contracts; Purchase Orders. Manager shall cooperate with and assist the Enterprise in the negotiation of service contracts and leases for Furnishings and Equipment reasonably necessary or desirable in connection with the operation of the Casino in the usual course of business, pursuant to the Approved Budget and Approved Operating Plan. Unless approved by the Enterprise, all such contracts shall contain an obligation on the part of the vendor to indemnify the Enterprise to a customary and reasonable degree and require the vendor to obtain insurance coverages as required by any Control Agreements and as otherwise necessary to protect the Enterprise to the extent customary for similar contracts. In the case of any service contract for labor or materials, the nonpayment of which could give rise to lien rights on the part of the contracting party against the Casino, then prior to and as a condition of any payment, Manager shall use reasonable efforts to obtain appropriate lien waivers at the time of execution and shall obtain appropriate lien waivers from the contracting party conditioned upon receipt of the specified payment and thereafter upon completion of the contract work, a full, unconditional lien waiver from the contracting party. Manager shall supervise and, utilizing the funds available or made available for this purpose pursuant to terms hereof and in accordance with the Approved Budget and Approved Operating Plan, purchase, or arrange for the purchase of, all Furnishings and Equipment which in the normal course of business are necessary and proper to maintain the Casino in accordance with the Operating Standard, provided, however, that Manager may not purchase or arrange for the purchase of Furnishings and Equipment, without obtaining the Enterprise’s approval with respect to the identity of each vendor, the details of the Furnishings and Equipment (e.g., kind, specs, quantity etc.) and the terms and conditions (including price) of the acquisition by lease or sale for those items (by category) of Furnishings and Equipment.

     3.22 Taxes; Mortgages. Manager shall, if and when requested by the Enterprise to do so, (i) obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Casino or the Enterprise, and pay such items in accordance with the Approved Budget in time to avoid penalty for late payment and (ii) make payments on account of any applicable provision of any Control Agreement to the extent the amounts of such projected expenditures are included in the Approved Budget. Manager’s responsibility for the foregoing shall be limited to funds authorized in the Approved Budget and available in the General Operating Account.
ARTICLE 4
Personnel Matters
     4.1 Employees.
          (a) All employees involved with operation of the Casino throughout the Gaming Facility subject to management by the Manager under this Agreement shall be employees of the Enterprise (excluding the employees of tenants, licensees and concessionaires and similarly situated third parties and any employees of Manager or its Affiliates). The Manager shall be responsible, and shall be required, to (i) solicit, recruit and identify candidates and make recommendations to the Enterprise as to the hiring, training, promoting, supervising and firing of all employees and (ii) train employees in Core Positions, in each case as may be required to maintain the standard of quality of management and operation at the level consistent with the Operating Standard, in accordance with Employment Laws, Project Employee Policies, the staffing plan approved by the Executive Director pursuant to the Lottery Facility Management Contract and the Approved Budget and Approved Operating Plan; provided, however, notwithstanding the foregoing, the employment, advancement and termination of employees in any of the Core Positions shall be subject to the approval of the Enterprise, and in addition, the Enterprise shall have the sole authority to terminate any such employees, subject to the following caveats: (i) the Enterprise shall not hire any person to initially fill the Core Positions of the General Manager or the Chief Financial Officer unless Manager has not recommended any candidates acceptable to the Enterprise by the date which is eight months prior to the scheduled Opening Date and (ii) the Enterprise shall not hire any person to replace any person in the Core Positions of the General Manager or the Chief Financial Officer unless Manager has not recommended any candidates acceptable to the Enterprise within forty-five (45) days of the date on which the need for any such replacement first becomes known to Manager. Prior to making a recommendation as to the hiring of any employees in any of the Core Positions, Manager shall deliver to the Enterprise the candidate’s resume and any other information reasonably requested by the Enterprise, including background check information, and shall provide the Enterprise with an opportunity to interview such person, if requested by the Enterprise. With regard to any requests for approvals concerning employees, the Enterprise shall use reasonable efforts to respond promptly.
          (b) Manager shall prepare the staffing plan and budget for employee compensation, for the approval of the Enterprise and, upon approval, submit the same to the Executive Director for approval pursuant to the terms of the Lottery Facility Management Contract (unless the Enterprise notifies Manager that the Enterprise will handle a submission to the Executive Director).
          (c) Manager shall develop a policy and procedure in conjunction with the Enterprise, to implement an executive development program for employees who are members of the Enterprise whereby members will be prepared through training and education to assume key management positions within the gaming and ancillary operations of the Casino.
          (d) All salaries, wages, employee insurance, worker compensation premiums,

employment taxes, government exactions of any kind related to employment, benefits, and overhead related to the hiring, supervising, and discharge of employees, will be Costs of Operations, in accordance with and subject to the Approved Budget and Approved Operating Plan.
          (e) Manager shall promptly reimburse the Enterprise for any damages or losses resulting from any theft or misappropriation, fraud, felony and other similar acts committed by Manager or an Affiliate of Manager or any of their respective employees and, upon learning of any such act by an such employee, Manager shall immediately terminate, or cause to be terminated, the employment of such employee. Upon learning any theft or misappropriation, fraud, felony and other similar act committed by any employees of the Enterprise at the Casino, Manager shall immediately terminate, or cause to be terminated, the employment of such employee.
          (f) Notwithstanding any other provision in this Agreement to the contrary, (i) Manager shall indemnify and hold harmless the Enterprise for any and all claims, demands, obligations or liabilities, including reasonable attorneys’ fees, that may arise against the Enterprise from or as a result of actions, inactions or decisions made by Manager in connection with any personnel matters, and (ii) the Enterprise shall indemnify and hold harmless Manager for any and all claims, demands, obligations or liabilities, including reasonable attorneys’ fees, that may arise against Manager from or as a result of actions, inactions, or decisions made by the Enterprise in connection with any personnel matters.
          (g) Only the Enterprise (and not the Manager) shall have the right to enter into a collective bargaining agreement (including any amendments thereto or modifications thereof) or deal with any labor unions with respect to the employees at the Casino. The Manager shall not have any authority to negotiate on behalf of the Enterprise with any labor organization or union with regard to such employees.
     4.2 Project Employee Policies. The Manager shall prepare a draft of personnel policies and procedures (the “Project Employee Policies”), including a job classification system with salary levels and scales and job descriptions (including duties), in accordance with all applicable Employment Laws and Gaming Laws, any staffing plan approved by the Executive Director under the Lottery Facility Management Contract and the Operating Standard, which policies and procedures shall be subject to approval by the Enterprise. The Project Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the Casino employees, which will include procedures for the resolution of disputes between the Casino and Project employees. The Manager shall be responsible for administering the Project Employee Policies. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age, or national origin nor violate any applicable law, regulation or local ordinance governing employer obligations.
     4.3 Employee Background Checks. Manager shall be responsible for ensuring that a background investigation is conducted in compliance with all Legal Requirements including Employment Laws, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of gaming activities, or to the gaming licenses of the Manager or the Casino, or to create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of Casino gaming activities, shall knowingly be recommended for employment by Manager or be employed by the Enterprise. The background investigation procedures shall be formulated by the Manager so as to ensure that personnel meet all applicable regulatory requirements imposed by the Kansas Lottery Commission or the Kansas Racing and Gaming Commission and to satisfy all Gaming Laws; such background investigation procedures shall be subject to the review and approval of the Enterprise. Any cost associated with obtaining such background investigations shall constitute a Cost of Operations subject to the Approved Budget.

ARTICLE 5
Insurance
     5.1 Duty to Maintain. The Enterprise (or the Manager, acting as agent for the Enterprise, at the Enterprise’s sole discretion), shall obtain and maintain, in accordance with and subject to the Approved Budget, insurance coverages in forms and amounts consistent with comparable facilities that will adequately protect the Enterprise and the Manager, but in no case less than the amounts set forth in this Article, or as required by any Lender requirements, Legal Requirements or Control Agreements, including the following coverages:
          (a) Workers’ Compensation. Adequate workers’ compensation insurance in accordance with all applicable laws, including employer’s liability insurance, in amounts consistent with comparable facilities.
          (b) Commercial General Liability. Commercial general liability insurance covering operations of the Casino, including blanket contractual liability coverage, broad form property liability coverage, and personal injury coverage in the amount of $1,000,000 per person/$3,000,000 per occurrence for bodily injury and $1,000,000 per person/$3,000,000 per occurrence for property damage.
          (c) Automobile. Comprehensive automobile liability insurance covering operations of the Casino, including all owned, hired and non-owned automobiles, trucks, buses, trailers, motorcycles or other equipment licensed for highway use with limits and coverage consistent with comparable facilities.
          (d) Property Insurance. Replacement value all-risk casualty and extended hazard insurance in coverage amounts consistent with comparable facilities that shall insure the Gaming Facility and any fixtures, improvements and contents located therein against loss or damage by fire, theft and vandalism.
          (e) Fidelity Bond. Fidelity bonds on Casino employees in amounts consistent with comparable facilities.
          (f) Unemployment Insurance. Unemployment compensation/disability insurance with respect to the Casino employees in amounts consistent with comparable facilities.
     5.2 The Manager to be Additional Insured. Insurance policies referred to in Sections 5.1(b) and (c) shall name the Manager as an additional insured.
     5.3 Manager Insurance. Manager shall obtain and maintain all insurance coverages consistent with insurance maintained by managers, for their own account, of facilities of comparable size and scope and such other insurance reasonably required by the Enterprise. The cost of such insurance shall be borne by Manager and shall not be included as a Cost of Operations or otherwise reimbursable by the Enterprise. The Enterprise shall be named as an additional insured on such policies.
     5.4 Evidence of Insurance. From time to time as reasonably requested by the Enterprise, the Manager shall supply to the Enterprise and any necessary Governmental Authorities copies of the insurance policies required by this Article applicable to the Casino.
     5.5 Insurance Proceeds. The Enterprise shall have sole discretion to determine how to apply any insurance proceeds received with respect to the Casino, subject only to the terms and conditions of the Control Agreements; provided, however, that if there is any insurance recovery for a claim related to the operation of the Casino for which either the Enterprise or the Manager has previously paid from its own separate funds, then, to the extent of amounts paid by either of such parties, the insurance proceeds will be paid over to them and the balance shall be retained by the Enterprise.
ARTICLE 6
Budgets, Operating Plans, Compensation and Reimbursement
     6.1 Projections and Budgets.
          (a) The Manager shall use its best efforts to project expected revenues and expenses for the first two (2) years of the Manager’s operation of the Casino.
          (b) The Manager shall prepare an initial operating budget and business plan for the first Fiscal Year of Casino operations under its management pursuant to this Agreement and submit the same to the Enterprise for approval by the Enterprise at least one hundred twenty (120) days prior to the anticipated Opening Date. Annual operating budgets and business plans shall be submitted by the Manager to the Enterprise thereafter by no later than thirty (30) days prior to the commencement of the next Fiscal Year. The proposed initial operating budget and plan and each subsequent proposed annual operating budget and plan (the “Proposed Budget” and the “Proposed Operating Plan” respectively) shall be subject to approval or disapproval in the Enterprise’s sole discretion. The Proposed Budget and Proposed Operating Plan shall (i) set forth an estimated projection of all income and expenses for the ensuing Fiscal Year, projected revenue and miscellaneous income, and (ii) be prepared based on the best then current information available to Manager and although not intended to be a guarantee thereof, shall constitute Manager’s best efforts to accurately project levels of revenue and expenditures. The Proposed Operating Plan shall include Manager’s detailed plan of operation for the Casino, including but not limited to marketing and advertising, game mix (including denominations and theoretical hold percentages), promotional items, hours of operation for all food and beverage venues, special events (including gaming tournaments and concerts), and surveillance and security. Manager shall review the Proposed Budget and Proposed Operating Plan with the Enterprise. The Enterprise may approve or disapprove of any item on the Proposed Budget and any item on or aspect of the Proposed Operating Plan. Upon approval by the Enterprise, the Proposed Budget, as and to the extent revised during the review process, shall become the budget for the next full or partial Fiscal Year, as the case may be (together with the maintenance capital expenditure budget approved by the Enterprise under Section 6.1(d) below for the same period, collectively, the “Approved Budget”). Upon approval by the Enterprise, the Proposed Operating Plan, as and to the extent revised during the review process, shall become the business plan for the next full or partial Fiscal Year, as the case may be (the “"Approved Operating Plan”). The Proposed Budget, as well as the Approved Budget, shall provide for reserves if and to the extent required under any of the Control Agreements or otherwise directed by the Enterprise. The Enterprise and the Manager recognize that adjustments may be proposed by Manager and, if approved by the Enterprise, made, to previously Approved Budget and Approved Operating Plan from time to time during any Fiscal Year, to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Enterprise regarding any items of revenue or expense that are reasonably anticipated to cause a material change in the Cost of Operations or the performance of the Casino not in keeping with the Approved Budget or the Approved Operating Plan. The Manager shall operate the Casino and make expenditures in connection therewith in accordance with the Approved Budget and Approved Operating Plan. In the event the Enterprise does not approve the Proposed Budget before commencement of the Fiscal Year, the Approved Budget for the prior Fiscal Year shall be deemed to be in effect for that Fiscal Year until such time as the Enterprise approves the Proposed Budget. Similarly, in the event the Enterprise does not approve the Proposed Operating Plan before commencement of the Fiscal Year, the Approved Operating Plan for the prior Fiscal Year shall be deemed to be in effect for that Fiscal Year until such time as the Enterprise approves the Proposed Operating Plan.

          (c) Manager shall monitor the Approved Budget and Approved Operating Plan throughout the Fiscal Year and shall meet (on-site or by telephone) not less than one (1) time per calendar month with the Enterprise for purposes of reviewing Casino operations and to make any revisions to the Approved Budget and/or Approved Operating Plan as may be required by the Enterprise to maintain or improve profits and margins as originally budgeted and projected. In addition, upon the request of either party, from time to time, the other party shall meet (on-site or by telephone) with the requesting party to review and discuss the status of the Approved Budget and Approved Operating Plan as compared to the actual income and expenses of the Casino. To the extent necessary, Manager shall prepare and deliver to the Enterprise revised projections of the income and expenses for the Casino for the balance of the then current Fiscal Year and, to the extent approved by the Enterprise, such revised projections shall become part of the Approved Budget and Approved Operating Plan.
          (d) At the same time that Manager prepares and submits any Proposed Budget to the Enterprise, Manager shall prepare and submit an annual summary of the estimated replacement and maintenance capital expenditures for the ensuing Fiscal Year and two Fiscal Years thereafter to the Enterprise for approval. The proposed capital expenditure budgets shall (i) include estimates of (x) expenditures for Furnishings and Equipment, (y) expenditures for capital equipment not included in Furnishings and Equipment, and (z) expenditures for renovations, alterations, and rebuilding of the Casino, and (ii) be subject to approval by the Enterprise. Manager shall review said maintenance capital expenditure budgets with the Enterprise. For budgeting purposes, Manager shall obtain bids for items contemplated in the replacement and capital expenditures estimated for the first Fiscal Year of said budget, to the best of Manager’s ability; however, any expenditures reflected in said budget shall not be made by Manager without the approval of the Enterprise (except to the extent any particular expenditure is also contemplated and expressly included in the Approved Budget). The Enterprise may approve or disapprove of any item on such proposed budget. The Enterprise and the Manager recognize that mutually agreeable adjustments may be made to previously approved maintenance capital expenditure budgets from time to time during any Fiscal Year to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Enterprise and obtain the Enterprise’s approval regarding any projects or expenditures that are reasonably anticipated to cause a material change in the Cost of Operations not in keeping with the maintenance capital expenditure budget previously approved by the Enterprise. The Manager shall make maintenance capital expenditures in accordance with such approved maintenance capital expenditure budget.
          (e) Manager shall prepare and submit to the Enterprise for approval any business plan, including policies for comping and a marketing plan, floor plan, surveillance plan, security plan and any other plans required by the Kansas Lottery, all of which shall comply with the terms of the Lottery Facility Management Contract and be consistent with the Approved Budget and Approved Operating Plan. Manager agrees that all communications with Kansas Lottery or any other Governmental Authorities responsible for the implementation or administration of any Gaming Laws concerning the condition of the Casino, the details of development, construction, operations, submission of any business plan required under the Lottery Facility Management Contract and the renewal or modification of any Gaming License shall be subject to the prior approval and direction of the Enterprise; provided, however, the Manager and the Enterprise shall work together to develop a written protocol acceptable to the Enterprise pursuant to which certain ordinary-course communications between Manager and such Governmental Authorities may be permitted and a written protocol acceptable to the Enterprise for the handling, through the Enterprise, of all other communications with Governmental Authorities.
     6.2 Monthly Statements. The Manager shall be responsible for preparation of monthly financial statements and shall furnish to the Enterprise’s designated representative financial statements identifying, for each day for which such reports are normally available, the Lottery Gaming Facility Revenues and all other revenues and income of any kind or nature attributable to operation of the Casino on such day. Within twenty one (21) days after the end of each calendar month, the Manager shall provide verifiable financial statements in accordance with GAAP to the Enterprise covering the preceding month’s operation of the Casino, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3. Without limiting the generality of the foregoing, such monthly financial statements shall also include (i) a profit and loss statement comparing actual results to both budget and the previous year’s actual results (if available), for both the current month and Fiscal Year to date, (ii) a summary of operating expenses and net operating income, (iii) an accounting of all inflows and expenditures relating to any reserves, (iv) a comparison of capital expenditures to the then current capital budget, (v) working capital requests (if any), and (vi) a narrative to include an executive summary and discussion of any variances from the Approved Budget with respect to such month or year to date, together with such additional information as the Enterprise may require from time to time.
     6.3 Distribution of Revenues.
          (a) Following the Opening Date and continuing thereafter for the remainder of the term of this Agreement, Manager (and not the Enterprise) shall be responsible to distribute all Lottery Gaming Facility Revenues daily from the Lottery Facility Account to the Executive Director as provided by applicable regulation and in accordance with Paragraphs 23 and 24 of the Lottery Facility Management Contract (time being of the essence).
          (b) Following the Opening Date and continuing thereafter for the remainder of the term of this Agreement, all amounts on deposit in the General Operating Account, net of amounts for the Costs of Operations in accordance with the Approved Budget, shall be disbursed on a monthly basis as set forth below, paid on or about the twentieth (20th) day of each calendar month for the preceding month. Such amounts shall be disbursed from the General Operating Account in the following order of priority (subject to adjustment as determined by the Enterprise):
(i)	Current (and past due, if any) principal, interest and any other payments due on any obligations to repay funding provided by the Lender in connection the Facility Loan, any other loan to the Enterprise and/or equipping of the Gaming Facility;

(ii)	Management Fees due the Manager under Section 6.3(c) below and payment due Och-Ziff under Section 6.3(c) below (provided that if the distribution under this subsection in any month is insufficient to fund such payment in full, the unpaid amount shall be deferred and paid under subsection (iii) below);

(iii)	Payment of amounts previously payable under subsection (ii) above, but payment of which was previously deferred (including, with respect to any deferred Management Fees and payments due to Och-Ziff under Section 6.3, interest accrued thereon at the Applicable Rate from the date on which such Management Fees and payments otherwise would have been due and payable);

(iv)	Any monthly capital replacement or other reserve contributions which have been created with the written approval of the Enterprise; and

(v)	All remaining of such amounts deposited in the General Operating Account shall be disbursed to the Enterprise at the same time the Management Fees are paid to the Manager and the payments to Och-Ziff, subject to the terms of any Control Agreement.

          (c) For so long as this Agreement shall remain in effect during the term hereof and as provided for in this Agreement:
(i) As compensation for the Manager’s management services hereunder (such compensation being herein referred to as “Management Fees”), for each twelve (12) month period following the Opening Date (each a “Measurement Period,” with a new such Measurement Period commencing on each anniversary of the Opening Date), the Manager shall be entitled to management compensation equal to (x) eight percent (8%) of EBITDAM for such Measurement Period minus (y) the fee payable to Och-Ziff in Section 6.3(c)(iii) below.
(ii) For each month during any Measurement Period, the Enterprise shall pay to the Manager an amount, to be applied against the Management Fees for such Measurement Period, equal to eight percent (8%) of EBITDAM for such month, less the fee payable to Och-Ziff in Section 6.3(c)(iii).
(iii) For each month during any Measurement Period, the Enterprise shall pay to Och-Ziff an amount, to be applied against its fees hereunder for such Measurement Period, equal to 15% of the Management Fees for such month.
(iv) Notwithstanding anything to the contrary in Section 6.3(b)(ii) above, Manager or Och-Ziff, at their respective election, may demand payment from the Enterprise of any amount deferred for more than sixty (60) days under Section 6.3(b)(ii) above, together with interest accrued thereon at the Applicable Rate from the date on which such Management Fees and payments otherwise would have been due and payable (as contemplated in Section 6.3(b)(iii)). Failure of the Enterprise to make any such payment to the Manager within thirty (30) calendar days after receipt of such written demand from the Manager shall constitute a Material Breach by the Enterprise.
          (d) The Manager, on behalf of the Casino, is responsible for making the disbursements from the General Operating Account, as contemplated by this Section 6.3, to the appropriate parties.
          (e) The Manager shall, upon request from the Enterprise from time to time, agree in writing to subordinate its rights under this Agreement, including the priority of any disbursement to be made to the Manager or any Affiliate of the Manager pursuant to this Section, to the lien of any Lender and any lender or holder of any security interest in the Casino, furniture, fixtures and equipment, accounts and/or other assets of the Enterprise; provided, however, that Manager shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement.
     6.4 Annual Audit; Termination Audit.
          (a) For each Fiscal Year, the Enterprise shall be responsible for causing an audit to be conducted by an independent certified public accountant from a nationally recognized accounting firm with more than five (5) years of experience in audits of gaming resort operations selected and approved by the Enterprise and reasonably acceptable to the Manager, and shall use reasonable efforts to cause such accounting firm shall issue, on or before seventy five (75) days after the end of such Fiscal Year, a report

(an “Annual Report”) with financial statements in accordance with GAAP with respect to the operations of the Casino during such Fiscal Year (or portion thereof in the case of the first Fiscal Year), including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3, such Annual Report to be approved at an annual meeting to be held at a location mutually agreed upon by the Enterprise and the Manager.
          (b) Following termination of this Agreement in accordance with its terms, such accounting firm shall conduct an audit, and on or before ninety (90) days after the termination date shall issue a report (a “Termination Report”) setting forth the same information as is required in the annual report, in each case with respect to the portion of the Fiscal Year ending on the termination date.
          (c) If any such Annual Report or Termination Report reveals that the amounts paid to the Enterprise, the Manager or Och-Ziff in accordance with Section 6.3 above or otherwise for the relevant period are different from the amount that should have been paid to such party based upon the provisions of this Agreement, then to the extent either party received an overpayment, such party shall pay the amount of such overpayment to the other party within twenty-five (25) days after the receipt by the parties of such report, and to the extent either party was underpaid, such party shall receive a payment from the other party of the amount of such underpayment within ten (10) days after the receipt by the parties of such report.
     6.5 Collection of Revenues. All Total Revenues and any other income and revenue of every kind resulting from the operation of the Casino shall be received and held in trust by Manager for the benefit of the Enterprise and upon such receipt, Manager shall daily deposit the Lottery Gaming Facility Revenues in the Lottery Facility Account and all other such income and revenue into the General Operating Account. Manager shall use diligent efforts to collect and account to the Enterprise for all revenues and other charges which may become due the Enterprise at any time from occupants or others for sales or services provided in connection with or for the use of the Casino or any portion thereof. In addition, Manager shall collect and account to the Enterprise for any income from miscellaneous services provided to occupants or the public, including restaurant income, parking income, occupant storage and coin-operated machines of all types.
     6.6 Manager’s Cost Not to be Reimbursed. Except to the extent that such costs and expenses are approved in writing for payment by the Enterprise, the following expenses or costs incurred by or on behalf of Manager in connection with the management of the Casino shall be borne solely by Manager and shall not be reimbursed by the Enterprise (without intending to expand hereby any category of the reimbursable costs):
          (a) Costs of salary and wages, bonuses, payroll taxes, insurance, worker’s compensation and other benefits of the employees of Manager and any of its Affiliates, including all executive level employees of Manager; it being agreed that Manager shall at all times have in its employ sufficient personnel in order for Manager to perform the duties and services required of it hereunder and that the normal consulting services of the corporate officers and employees of Manager and its Affiliates with regard to operations, gaming operations, food and beverage, sales and marketing, finance and administration and real estate, shall be rendered from time to time in connection with the Casino at Manager’s sole cost and expense;
          (b) General accounting and reporting services which are within the reasonable scope of Manager’s responsibility to the Enterprise;
          (c) Overhead, administrative and general expenses of Manager;

          (d) Cost of comprehensive crime insurance or fidelity bonds purchased by Manager for its own account and the costs of the insurance described in Section 5.3 hereof;
          (e) All costs and expenses incurred in connection with training employees in Core Positions; it being agreed that such training shall take place at the Gaming Facility and Manager shall be responsible for all its own costs and expenses relating thereto including any costs and expenses for travel, food, and lodging; and
          (f) Any other costs and expenses incurred by the Manager or its Affiliate not set forth in the Approved Budget.
ARTICLE 7
Termination/Material Breach
     7.1 Termination for Material Breach.
          (a) Either the Enterprise or the Manager (the “Terminating Party”) may terminate this Agreement if the other commits or allows to be committed a Material Breach or a Material Breach with respect to the other occurs.
          (b) Except as otherwise expressly set forth herein, termination is not an exclusive remedy for claims of a Material Breach, and the parties shall be entitled to other rights and remedies as may be available pursuant to the terms of this Agreement or under applicable law.
          (c) For purposes of this Agreement, a “Material Breach” by or with respect to Manager is any of the following circumstances:
(i) failure of Manager to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure), and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Enterprise identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as Manager shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate);
(ii) (A) the commission of theft or misappropriation, fraud, felony, and other similar acts (each a “Theft”) if such Theft is detrimental to the Casino and such Theft was committed by Manager, its Affiliates, or any of their respective employees, agents, officers or directors and if, (x) after learning of such Theft, Manager does not promptly remove such employee from employment in connection with the operations of the Casino and reimburse the Enterprise for any damages or losses caused by the Theft in accordance with Section 4.1(e) hereof, or (y) there have been at least three prior unrelated incidents of Theft by any of Manager, its Affiliates, or any employees, agents, officers or directors of Manager or its Affiliates (or group of such employees acting in concert) and involving $1,000 or more (in each instance), to occur during the same calendar year; or
     (B) the commission of a Theft if such Theft is detrimental to the Casino and such Theft was committed by an employee of the Casino at the vice president level or above and if, (y) after learning of such Theft, Manager does not promptly cause to be terminated such employee from employment in connection with the operations of the Casino or (z) there have been at least four prior unrelated incidents of Theft, each by a different person (or group of people acting in concert) and involving $1,000 or more (in each instance), to occur during the same calendar year.
(iii) the commission of gross negligence or willful misconduct by the Manager or any Affiliate of Manager or their respective officers, directors or employees in connection with the Manager’s performance of this Agreement (including any breach of this Agreement) or which otherwise results in damages or losses to the Enterprise;
(iv) if Manager loses its Gaming License, commits an act that causes the Enterprise to lose (through revocation, suspension or other similar means) or be threatened with the loss of its Gaming License or the termination of the Lottery Facility Management Contract, or is determined to be an “unsuitable party” for purposes of either party’s Gaming License or is subject to any other determination or direction by any governmental authority by which the Enterprises continuation of Manager as the manager of the Casino under this Agreement would put the Enterprise’s Gaming License or the Lottery Facility Management Contract at risk of revocation, suspension, termination or similar material adverse effect, or if Manager’s Gaming License is suspended;
(v) any representation or warranty made by the Manager pursuant to Section 9.9 proves to be false or erroneous in any material respect when made;
(vi) Manager’s failure to fund any “Capital Contribution” up to its noticed “Capital Commitment” in response to a “Call Notice”, as such terms are defined in the LLC Agreement;
(vii) the Casino’s failure to achieve the Minimum Yield-on-Cost commencing upon the second anniversary of the Opening Date, in which case Manager shall be entitled to receive a termination fee as described below.
a.	“Minimum Yield-on-Cost” shall mean a 15% Yield-on-Cost (the “First Hurdle”) and, commencing upon the fourth anniversary of the Opening Date, shall also mean a 25% Yield-on-Cost (the “Second Hurdle”). Where Manager does not satisfy the Second Hurdle in any given year but generates a Yield-on-Cost of greater than 20%, Manager can only be terminated where it does not satisfy the Second Hurdle the following year as well.

b.	Upon termination under this provision, if such termination was due to failure to achieve the First Hurdle and occurs prior to the fourth anniversary of the opening of the Casino, Manager shall be entitled to a termination fee equal to the management fees paid to Manager during the trailing twelve month period (trailing the date of such termination), and if such termination was due to failure to achieve the Second Hurdle, Manager shall be entitled to a termination fee equal to the management fees paid to Manager during the trailing twelve month period multiplied by the following:

Years Since Opening Date	Multiple
4	3x
5	2x
6	1x
Thereafter	0x
(viii) Manager or any Affiliate of Manager develops, constructs, operates, manages, owns, controls or has a financial interest of any kind (directly or indirectly) in a casino or other gaming operation of any kind which is both within the States of Kansas or Oklahoma and within 150 miles of the Casino (Manager shall provide the Enterprise with written notice of any such occurrence within ten (10) days of any such occurrence).Notwithstanding the foregoing, the following shall not be considered a Material Breach hereunder: (i) any development, construction, operation, management, consultation and financing activity of Manager involving the Tribe with respect to the casino currently located in Perkins, Oklahoma and (ii) any development, construction, operation, management, consultation and financing activity of Manager involving the Tribe with respect to a casino to be located in Chandler, Oklahoma.
             (d) For purposes of this Agreement, a “Material Breach” by or with respect to the Enterprise is any of the following circumstances:
(i) failure of the Enterprise to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure) and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Manager identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as the Enterprise shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate); or
(ii) any representation or warranty made by the Enterprise pursuant to Section 9.10 proves to be false or erroneous in any material respect when made.
              (e) Any final notice of termination hereunder shall be in writing detailing the reason the Terminating Party considers the Material Breach not to be cured and must be delivered to the other party before such termination becomes effective.
     7.2 Mutual Consent. This Agreement may be terminated at any time upon the mutual written consent and approval of the Enterprise and the Manager.
     7.3 Involuntary Termination Due to Changes in Law.
          (a) Subject to the terms and provisions of this Agreement, the Enterprise and the Manager agree to use commercially reasonable efforts to conduct gaming activities in accordance with this Agreement and to ensure that such activities and this Agreement conform to and comply with all Legal Regulations.
          (b) In the event of any change in state or federal law that results in a final determination by a Designated Court that this Agreement is unlawful, the Enterprise and the Manager shall each use good-faith commercially reasonable efforts to amend this Agreement in a mutually satisfactory manner which will comply with the change in applicable laws and not materially change the rights, duties and obligations of the parties hereunder. In the event such amendment can not be legally effected following exhaustion of all such good-faith commercially reasonable efforts (including the lapse of all legal proceedings and appeal periods without favorable results), performance of this Agreement shall be automatically suspended effective upon the date that performance of this Agreement becomes unlawful by such final determination, and either party shall have the right to terminate this Agreement upon written notice to the other party.
     7.4 Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination.
(a) Following expiration or earlier termination of this Agreement for any reason:
(i) As between the Manager and the Enterprise, the Enterprise will retain full ownership of the Casino, the Furnishings and Equipment, the Enterprise Intellectual Property, the Enterprise Marks and its assets and all assets of the Casino (including the Gaming Facility, all plans and specifications therefor, and any equipment, books and records, materials or furnishings therein the acquisition of which constituted Costs of Operations).
(ii) Whether such termination was voluntary or involuntary, the Enterprise shall have the obligation to pay any unpaid Management Fees to the extent accruing and attributable to any period prior to the expiration or earlier termination of this Agreement, which obligation shall survive the expiration or earlier termination of this Agreement.
(iii) The Surviving Obligations shall survive expiration or earlier termination of this Agreement.
(iv) In the event of the expiration of the term or the termination of this Agreement for any reason, Manager shall cooperate with the Enterprise in the orderly transition of management of the Casino, and shall provide the Enterprise or its designee prior to the expiration or termination with any and all books, records, documents, contracts, and all other information relating to the Casino, whether such information shall be in electronic, hard copy or any other form. In addition, Manager Manager shall (i) immediately cease any and all use of the Enterprise Marks and the Enterprise Intellectual Property, and (ii), if and as directed by the Enterprise, destroy all materials bearing the Enterprise Marks and/or incorporating Enterprise Intellectual Property and/or deliver all materials bearing the Enterprise Marks and/or incorporating Enterprise Intellectual Property to the Enterprise. In connection therewith, Manager shall:
(A) promptly account for and deliver to the Enterprise all revenues, charges and income from the Casino and any other monies of the Enterprise held by Manager and cooperate with the Enterprise to close bank accounts related to the operation of the Casino;
(B) deliver to the Enterprise, as and when received, any monies due the Enterprise and received by Manager after the termination of this Agreement;
(C) deliver to the Enterprise, or to such other persons as the Enterprise may designate in writing, all materials, records, ledgers, files, books, contracts,

documents and instruments relating to the Gaming Facility and in the possession of Manager (including all Player Lists and information, accounting data and records, rent rolls, payroll records, employment records, originals and copies of all leases, service contracts and agreements, checkbooks and any other financial records or instruments), together with any computer software used in connection with the operation of the Casino and gaming equipment, excluding any such computer software which is either proprietary or licensed to Manager (provided, however, that Manager shall reasonably cooperate with the Enterprise, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain the right to use any such computer software which is licensed to Manager);
(D) assign to the Enterprise all existing contracts, purchase orders, service contracts, permits, licenses and other similar instruments relating to the operation and maintenance of the Casino in the event that such contracts, purchase orders, service contracts, permits, licenses and instruments are in the name of Manager (excluding any such contracts, purchase orders, service contracts, permits, licenses and instruments which shall have been issued in Manager’s name and may not under law be assignable to the Enterprise, provided, however, in such event Manager shall reasonably cooperate, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain replacement contracts, purchase orders, service contracts, permits, licenses and instruments);
(E) deliver to the Enterprise (i) all keys and lock combinations for all lock and security devices contained in the Casino, and (ii) a current inventory of all operating equipment; and
(F) take any and all actions (including the execution of documents or instruments) necessary or appropriate in the Enterprise’s reasonable judgment to assist the Enterprise in the orderly termination of management of the Casino by Manager and the orderly transition of such management to a new manager designated by the Enterprise.
     7.5 Notice of Termination. In the event of a proposed termination pursuant to this Article, the Enterprise shall provide notice of the termination to the Kansas Lottery or other appropriate Governmental Authorities within ten (10) days after the termination if and to the extent the Enterprise reasonably determines that such notice is required under applicable law or the terms of the Lottery Facility Management Contract.
     7.6 Cessation of Gaming at the Gaming Facility.
          (a) If, during the term of this Agreement, the level or type of the gaming operations legally permitted at the Gaming Facility as of the Effective Date cannot be lawfully conducted at the Gaming Facility by reason of the application of any legislation or court or administrative agency order or decree adopted or issued by a governmental entity having the authority to do so, such gaming shall be discontinued as of the effective date of the legislation, order or decree; and the Enterprise shall, within sixty (60) days after such legislation, order or decree becomes effective, elect one of the following three options:
(i) Suspend the term of this Agreement until such date on which such gaming at the Gaming Facility becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Gaming Facility becomes lawful again and can be recommenced operationally or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of this Agreement and the term shall be extended by the length of time of the cessation); or
(ii) Suspend the term of this Agreement until such date on which such gaming at the Gaming Facility becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Gaming Facility becomes lawful again and can be recommenced operationally at the Gaming Facility or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and with the prior approval of the Manager (which approval shall not be unreasonably withheld), use the Gaming Facility for any other lawful purpose pursuant to a use agreement containing terms reasonably acceptable to the Manager and the Enterprise; or
(iii) Terminate this Agreement, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise’s election within such sixty-day period. If the Enterprise elects, in the sole and absolute discretion, to suspend the term of this Agreement under this Section 7.6 (a)(i) or (ii) above, the Enterprise shall have the right (but not the obligation) to reinstate this Agreement within sixty (60) days after the date on which gaming becomes lawful. The Enterprise may exercise such right by giving Manager written notice of such reinstatement within said 60-day period after the date on which gaming becomes lawful.
          (b) If, during the term of this Agreement, the Gaming Facility or any portion thereof is damaged by casualty or other occurrence or taken by eminent domain or similar proceedings to the extent, as reasonably determined by the Enterprise, that the level or type of the gaming operations conducted at the Gaming Facility as of the Effective Date cannot be conducted at the Gaming Facility, the Enterprise shall elect one of the following two options:
(i) suspend the term of this Agreement pending repair, restoration or reconstruction of the Gaming Facility (during which period the term of the Agreement will be tolled until such gaming can again be conducted at the Gaming Facility or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and arrange for such repair, restoration or reconstruction; or
(ii) terminate this Agreement, such termination to be effective on the sixtieth (60th) day after written notice of termination shall have been delivered to Manager, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise election under subsection within sixty (60) days after such casualty or occurrence. The Enterprise alone has the authority to submit, adjust and settle, on behalf of the Enterprise, all insurance claims associated with the casualty or occurrence and conduct and settle or otherwise resolve any condemnation proceedings; provided, however, that the Manager shall cooperate with the Enterprise’s efforts in such regard and assist in the preparation of any submissions.

          (c) Subject to making any payment required under Section 3.19(b)(ii) hereof, the Enterprise shall have the right to terminate this Agreement upon the sale or conveyance of the Casino (or the Enterprise’s interest therein by lease or otherwise) or the Enterprise to any third party, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
          (d) If the Lottery Facility Management Contract expires or terminates for any reason, this Agreement shall terminate automatically and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless such termination of the Lottery Facility Management Contract arose out of or resulted from a Material Breach by Manager or a Material Breach willfully made by the Enterprise in bad faith primarily for the purpose of allowing the Enterprise to cause the termination of this Agreement under this Section 7.6(d) in the absence of any other grounds for termination pursuant to the terms of this Agreement (in which event Section 7.1(b) hereof shall apply).
          (e) If for any reason either the Enterprise, Manager or the Casino, as applicable, fails to obtain or loses its Gaming License(s) or any other governmental or quasi-governmental permits, licenses, approvals or certificates under any applicable Legal Requirements required to operate the Casino, the Enterprise and Manager, each, shall have the right to terminate this Agreement upon written notice to the other, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless such failure or loss arose out of or resulted from a Material Breach by the Manager or a Material Breach willfully made by the Enterprise in bad faith primarily for the purpose of allowing the Enterprise to terminate this Agreement under this Section 7.6(e) in the absence of any other grounds for termination pursuant to the terms of this Agreement (in which event Section 7.1(b) hereof shall apply).
     7.7 Pre-Opening Termination Rights.
          (a) At any time prior to the Opening Date in the event the Enterprise elects, in the sole and absolute discretion, not develop, complete construction of or otherwise open the Casino for gaming operations for any reason (or no reason), the Enterprise shall have the right to terminate this Agreement upon written notice to the Manager, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination; provided, however, that if the Enterprise subsequently elects to develop, complete construction of or otherwise open the Casino, then, if the Manager has an ownership interest in the Enterprise at that time, this Agreement shall be reinstated by the Manager and the Enterprise (with no modification to the terms and conditions of this Agreement).
          (b) If the Kansas Lottery, the Kansas Racing & Gaming Commission or the Lottery Facility Review Board states in writing that any application of the Enterprise to operate the Casino will be rejected or denied or suffer a similar adverse effect so long as Manager or any of its Affiliates develops, constructs, operates, manages, consults, owns or finances any casino or gaming operation for the Tribe in the State of Oklahoma, the Enterprise shall have the right to terminate this Agreement upon written notice to the Manager, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless within thirty (30) days following written notice from the Enterprise of its intent to exercise its termination right under this Section 7.7(b), Manager agrees, in writing, to divest itself of any interest in such operation (or cease the applicable activity with regard thereto) to the satisfaction of such Governmental Authority and, thereafter, so divests (or so cease, as the case may be) such interest within ninety (90) days after the expiration of said thirty (30) day period or such earlier deadline (if any) as may be imposed by such Governmental Authority.
     7.8 Cumulative Remedies. All rights or remedies of the Enterprise or the Manager under this Agreement shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.
     7.9 PUNITIVE DAMAGES WAIVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE CASINO, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY PUNITIVE, EXEMPLARY, OR TREBLE DAMAGES, AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.
ARTICLE 8
Release and Indemnity
     8.1 Third-Party Claims. Except as provided for herein, the Enterprise shall not be entitled to recover from, and expressly releases, the Manager, its agents, directors, officers, employees and Affiliates, and the Manager shall not be entitled to recover from, and expressly releases, the Enterprise and its respective agents, directors, officers, employees and Affiliates, from or for any third-party damages, claims, causes of action, losses and expenses of whatever kind or nature, including attorneys’ fees and expenses incurred in defending such claims, in connection with the lawful operation of the Casino in accordance with the terms of this Agreement; and such claims, damages, losses or expenses shall be considered Costs of Operations, depending on the circumstances and nature of the claim, payable from the Project Account(s) with the approval of the Enterprise.
     8.2 Indemnity from the Manager. Notwithstanding Section 8.1, the Manager shall upon request indemnify and hold the Enterprise and its respective agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Manager or any Affiliate of Manager or their respective officers, directors or employees in connection with the Manager’s performance of this Agreement (including any breach of this Agreement), and no such damages, losses or expenses shall be paid from the Project Account(s), nor shall such losses or expenses to the extent paid by Manager in full be considered Costs of Operations.
     8.3 Indemnity from the Enterprise. Notwithstanding Section 8.1, the Enterprise shall upon request indemnify and hold the Manager, its agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Enterprise or any Affiliate of the Enterprise (other than Manager and its Affiliates) or their respective officers or directors in connection with the Enterprise’s performance of this Agreement (including any breach of this Agreement) and no such damages, losses or expenses shall be considered Costs of Operations unless the inclusion of such damages, losses or expenses as Costs of Operations, is reasonably appropriate under the circumstances and based on the nature of the claim.

     8.4 Indemnity Against Unauthorized Debt and Liabilities. Neither this Agreement nor its performance (a) creates or implies a partnership between the Manager and the Enterprise, or (b) authorizes the Enterprise to act as agent for the Manager, or, except to the extent expressly provided herein, the Manager to act as agent for the Enterprise. The Manager hereby agrees to indemnify and hold the Enterprise harmless from any third-party claims, actions and liabilities, including reasonable attorneys’ fees, on account of obligations or debts of the Manager or the Enterprise that the Manager is not authorized to undertake pursuant to the terms of this Agreement.

     ARTICLE 9
Miscellaneous
     9.1 Assignment and Subcontractors.
          (a) Manager shall not assign this Agreement or delegate its duties hereunder, in whole or in part, without the express prior written consent of the Enterprise. For purposes of this Agreement, any change in or any sale, conveyance, transfer or other disposition, whether voluntarily, involuntarily or otherwise, of the direct or indirect ownership interests in Manager shall be deemed to be an assignment hereunder; provided, however, the following shall not be deemed an assignment hereunder: (i) any change in or any sale, conveyance, transfer or other disposition, whether voluntarily, involuntarily or otherwise, of the ownership interests in Manager Parent or (ii) the sale,conveyance, transfer or other disposition, whether voluntarily, involuntarily or otherwise, of all or substantially all the assets of Manager Parent in a single transaction. Manager hereby represents and warrants that the direct and indirect ownership of Manager as of the date hereof is shown on Exhibit G, attached hereto and incorporated herein by reference, and is true and complete in all respects. For purposes of clarification and not limitation, Manager represents, warrants and covenants that Manager is, as of the Effective Date, wholly owned and controlled, directly or indirectly, by the Manager Parent.
          (b) The Enterprise may assign its rights and obligations under this Agreement at any time, without the consent of Manager; provided however, that the Enterprise shall use reasonable efforts to notify Manager in writing of any such assignment at least thirty (30) days in advance thereof and any transfer or assignment of this Agreement by the Enterprise shall include an express assumption by the transferee or assignee of the Enterprise’s obligations hereunder arising from and after the date of such assignment and provided further than such transferee or assignee is either the purchaser, lessee or other transferee of all or substantially all of the Casino or an Affiliate of the Enterprise (provided, however, nothing herein shall restrict the Enterprise from assigning this Agreement to any Lender as security or otherwise as contemplated in any of the Control Agreements). For purposes of this Agreement, any change in or any sale, conveyance, transfer or other disposition of, whether voluntarily, involuntarily or otherwise, the direct or indirect ownership interests in the Enterprise or a change in control of the Enterprise shall not be deemed to be an assignment hereunder.
          (c) Any assigning party engaging in a permitted assignment described above shall, and shall cause its assignee, to execute and deliver to the other party such assignment and assumption agreements together with evidence of the due authorization, execution, delivery and enforceability of such assignment documents as may be reasonably requested. Any attempted assignment or subcontracting without any consent and approval, to the extent such consent and approval is required hereunder, shall be void. Subject to the preceding requirements, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
     9.2 Notices. Any notice, consent or any other communication permitted or required by this Agreement shall be in writing and shall be effective on the date sent and shall be delivered by personal service, via telecopier with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested, and, until written notice of a new address or addresses is given, shall be addressed as follows:

If to the Enterprise:	Chisholm Creek Casino Resort, LLC
c/o Kansas Gaming Holdings LLC
c/o Och-Ziff Real Estate
9 West 57th Street, 39th Floor
New York, NY 10019
Attention: Steven E. Orbuch
Fax: 212-790-0005

With a copy to:	Ronald B. Emanuel
Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Fax: 212-541-1434

With a copy to:	CVG Kansas Gaming LLC
c/o Clairvest Group Inc.
22 St. Clair Ave. E., 17th Floor
Toronto, ON
M4T 2S3
Attention: B. Jeffrey Parr
Fax: 416-925-5753

With a copy to:	William J. Bettman
Vedder Price P.C.
222 North LaSalle Street, Suite 2200
Chicago, Illinois 60601
Fax: 312-609-5005

If to the Manager:	Damon E. Schramm
Vice President – General Counsel
Lakes Kansas Casino Management, LLC
130 Cheshire Lane
Minnetonka, MN 55305
Facsimile: (952) 449-7068

With a copy to:	Daniel R. Tenenbaum, Esq.
Gray Plant Mooty
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-3796
Facsimile: (612) 632-4050
     9.3 Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties hereto and with any and all necessary regulatory approvals previously obtained.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by telecopier or other facsimile or electronic mail transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
     9.5 Force Majeure. No party shall be in default in performance due hereunder if such failure or performance is due to causes beyond its reasonable control, including acts of God, war, terrorism, fires, floods, or accidents causing damage to or destruction of the Gaming Facility or property necessary to operate the Casino, or any other causes, contingencies, or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement; provided, however, that the foregoing shall not excuse any obligations of the Enterprise or any other Affiliate of the Enterprise to make monetary payments to the Manager or any Affiliate of the Manager as and when required hereunder.
     9.6 Time is Material. The parties agree that time is of the essence and the time and schedule requirements set forth in this Agreement are material terms of this Agreement.
     9.7 Further Assurances. The parties hereto agree to do all acts and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.
     9.8 Severability. In the event that any provision of this Agreement is, by final order of a Designated Court or Governmental Authority, held to be illegal or void, the validity of the remaining portions of this Agreement shall be enforced as if this Agreement did not contain such illegal or void clauses or provisions, and the parties shall use commercially reasonable efforts to negotiate an amendment to this Agreement which will comply with the judicial order and maintain the originally contemplated rights, duties and obligations of the parties hereunder.
     9.9 Representations and Warranties of the Manager. The Manager hereby represents and warrants as follows:
          (a) This Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and binding obligation, enforceable against the Manager in accordance with its terms.
          (b) The execution and delivery of this Agreement by Manager, the performance by the Manager of its obligations hereunder and the consummation by the Manager of the transactions contemplated hereby will not violate any contract or agreement to which the Manager or any Affiliate of Manager is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.
          (c) The Manager has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.
          (d) The Manager has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be.
     9.10 Representations and Warranties of the Enterprise. The Enterprise hereby represents and warrants as follows:
          (a) This Agreement has been duly authorized, executed and delivered by the Enterprise and constitutes a valid and binding obligation, enforceable against the Enterprise in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Enterprise, the performance by the Enterprise of its obligations hereunder and the consummation by the Enterprise of the transactions contemplated hereby will not violate any contract or agreement to which the Enterprise or any Affiliate of the Enterprise is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.
          (c) The Enterprise has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.
          (d) The Enterprise has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be.
     9.11 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State (without regard to its conflict of laws provisions) and applicable federal laws.
     9.12 Entire Agreement. This Agreement, including all exhibits, represents the entire agreement between the parties and supersedes all prior agreements relating to management of gaming and ancillary operations conducted by the Enterprise at the Gaming Facility.
     9.13 No Partnership or Joint Venture; Limited Agency. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between the Enterprise, its successors or assigns, and Manager, its successors or assigns. Manager shall act as an independent contractor with the limited powers of agency expressly authorized by the Enterprise in this Agreement (which agency shall not be coupled with an interest) and, in exercising such powers of agency, Manager shall be an agent of the Enterprise solely for the purpose of performing the applicable management functions for the Enterprise within the scope of this Agreement. This Agreement does not create in Manager any interest in the Casino, including any of the Furnishings and Equipment.
     9.14 Approvals. Whenever pursuant to this Agreement, the Enterprise exercises any right given to it to approve or disapprove or to provide or withhold consent or any arrangement or term is to be satisfactory or acceptable to the Enterprise, all such decisions, directions and determinations made by the Enterprise shall be in the sole and absolute discretion of the Enterprise, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive.
     9.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the parties and their respective successors and permitted assigns, (ii) any indemnitee to the extent such indemnitee is expressly granted certain rights of defense and indemnification in this Agreement and (iii) Och-Ziff. Manager and the Enterprise acknowledge and agree that Och-Ziff shall have the right to enforce the provisions concerning or impacting the fees to which it is entitled under Section 6.3(c)(iii) hereof and Manager and the Enterprise shall not modify or amend, or take any action or omit to take any action, which would have a material adverse effect on such fees or Och-Ziff’s right to receive such fees.
     9.16 Non-disclosure. The parties agree not to divulge to third parties the terms of this Agreement or any other proprietary or confidential information exchanged between the parties pursuant to or in connection with this Agreement, unless (i) the information is required to be disclosed pursuant to judicial order or Legal Requirements, (ii) the information is at the time of disclosure already in the public domain through no fault of such party, or (iii) unless mutually agreed. This prohibition shall not apply to disclosures by either party to their attorneys, accountants, or other professional advisers, or disclosure by the Manager or the Enterprise to their respective Affiliates (provided that the Enterprise and the Manager shall cause their respective Affiliates to comply with the terms of this Section). In situations where disclosure of the terms of this Agreement to regulatory, governmental or judicial entities is required by law or regulations, the parties will make reasonable efforts to secure confidential treatment of the economic terms of this Agreement by such entities; provided, however, this disclosure restriction shall not prohibit the Manager making any filings in compliance with federal or state securities laws as it deems legally necessary. The parties agree to consult with each other and cooperate regarding any press releases regarding this Agreement and the relationships described herein.
     9.17 Non-Recourse.
     (a) Manager shall look only to the Enterprise’s estate and interest in the Gaming Facility for the satisfaction of Manager’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by the Enterprise in the event of any default by the Enterprise hereunder, and no other property or assets of the Enterprise or its past, present or future managers, members, partners, officers, directors, shareholders, principals or employees, disclosed or nondisclosed, shall be subject to levy, execution or other enforcement procedure for satisfaction of Manager’s remedies under or with respect to this Agreement or have any liability for any obligation or liabilities of the Enterprise under this Agreement.
     (b) The Enterprise shall look only to Manager and its property and assets, including its rights under this Agreement and its interest in the Enterprise, for the satisfaction of the Enterprise’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by the Manager in the event of any default by the Manager hereunder, and no property or assets of Manager Parent or its past, present or future officers, directors, shareholders, principals or employees, disclosed or nondisclosed, shall be subject to levy, execution or other enforcement procedure for satisfaction of the Enterprise’s remedies under or with respect to this Agreement or have any liability for any obligation or liabilities of the Manager under this Agreement.
     9.18 No Recording. This Agreement shall not be recorded in the public records of any jurisdiction. This Agreement shall not create an interest in real property in favor of Manager and nothing herein shall create an agency coupled with an interest; Manager expressly waives any such interests.
     9.19 Non-Compete. Manager acknowledges that the Enterprise, among other things, is trying to and will develop and preserve goodwill and loyalty with the customers, players and employees of the Casino, which goodwill and loyalty will be associated with, among other things, the Casino. Manager agrees that at all times neither Manager nor any Affiliate of Manager, nor any Person acting on behalf of, at the request of, or for the benefit of, Manager or any Affiliate of Manager, shall:
          (a) develop, construct, operate, manage, own, control or have a financial interest of any kind (directly or indirectly) in a casino or other gaming operation of any kind which is both within the States of Kansas or Oklahoma and within 150 miles of the Casino (Manager shall provide the Enterprise with written notice of any such occurrence within ten (10) days of any such occurrence). Notwithstanding the foregoing, Manager and its Affiliates shall be permitted to engage in: (i) any development, construction, operation, management, consultation and financing activity of Manager involving the Tribe with respect to the casino currently located in Perkins, Oklahoma and (ii) any development, construction, operation, management, consultation and financing activity of Manager involving the Tribe with respect to a casino to be located in Chandler, Oklahoma.

          (b) retain, use in any way or disclose any information contained on any Player List, except in connection with the fulfillment of Manager’s duties and obligations with regard to the Casino in accordance with the terms of this Agreement;
          (c) hire, employ, or otherwise retain the services of, for compensation or otherwise, any individual holding, from time to time, any of the Core Positions; or
          (d) solicit, for employment or otherwise, any individual employed by the Enterprise or at the Casino.
The terms of this Section 9.19 shall survive the expiration or early termination of this Agreement; provided, however, (i) the survival of Sections 9.19(a) and (c) shall be limited to two (2) years (provided, further, that any claims for breach written notice of which is given to Manager prior to the expiration of said two (2) year period shall survive the termination of this Agreement indefinitely) and (ii) the survival of Sections 9.19(d) shall be limited to one (1) year (provided, further, that any claims for breach written notice of which is given to Manager prior to the expiration of said one (1) year period shall survive the termination of this Agreement indefinitely). Manager recognizes the territorial and durational scope of this covenant, but acknowledges and agrees that it is reasonable and enforceable in view of, among other things, the narrow range of the activities prohibited. Manager recognizes and agrees that the restraints contained in this Section 9.19, both separately and in total, are reasonable and enforceable in view of the Enterprise’s legitimate interests in protecting the Enterprise’s business and business relationships, including, without limitation, the Enterprise’s customers’ and employees’ goodwill and loyalty. In the event of a breach or threatened breach of this Section 9.19, the Enterprise shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Manager hereby expressly acknowledges that the harm which might result to the Enterprise’s business as a result of any noncompliance by Manager with any of the provisions of this Section 9.19 would be largely irreparable.
     9.20 Alterations. The Enterprise may, from time to time, make such changes, additions, alterations, improvements and modifications to the Gaming Facility, including within the gaming floor as to the location, configuration and mix of gaming machines and stations, as the Enterprises determines to be desirable. Manager agrees to cooperate with the Enterprise, without fee, in connection with any such changes, additions, alterations, improvements and modifications.
ARTICLE 10
Dispute Resolution
     10.1 Disputes Between the Enterprise and Project Employees. The Manager shall develop an employee dispute resolution policy for the Enterprise’s approval, and the Manager, as agent of the Enterprise, shall ensure that the Casino’s general manager shall implement and administer the employee dispute resolution policy after its adoption, subject to Approved Budget.
     10.2 Disputes Between the Enterprise and the Manager. All disputes between the Manager and the Enterprise with respect to this Agreement or a party’s performance hereunder shall be resolved by the following dispute resolution process:
          (a) The parties shall use commercially reasonable efforts to settle the dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a mutually satisfactory just and equitable solution.

          (b) If the parties do not reach such a solution within ten (10) days after the initiation of such consultation and negotiation, then any party to such dispute may, by written notice to the others, require such dispute to be settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules in effect at the time of submission. Notwithstanding any such provision to the contrary, (i) the question whether such dispute is arbitrable shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of arbitrability, and (ii) all arbitrators shall be selected in accordance with Section 10.2(c) below. Unless the parties otherwise agree to in writing, arbitration proceedings shall be held in Kansas City, Kansas.
          (c) The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be currently licensed attorneys, actively engaged in the practice of law for at least ten (10) years, one of which shall have at least five (5) years of experience in the gaming industry. Each party shall designate in a written notice given to the other party, within ten (10) days after service of the notice of arbitration, an arbitrator satisfying the above conditions. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality.
          (d) Any arbitration award shall be in writing signed by each of the arbitrators, state the basis for the award, and set forth in reasonable detail its findings of fact and law and the basis for the determination of the award form and amount.
          (e) Except to the extent such enforcement will be inconsistent with a specific provision of this Agreement, arbitration awards made pursuant to this Article 10 shall be enforceable in state or federal court under any applicable federal or state law governing the enforcement of arbitration awards.
          (f) Any party to an arbitration shall have the right to seek and obtain a court order from a Designated Court requiring that the circumstances specified in the order be maintained pending completion of the arbitration proceedings, to the extent permitted by applicable law.
          (g) Judgment on any arbitration award may be entered in any Designated Court. Notwithstanding anything in Article 10 to the contrary, the arbitration requirement in this Agreement does not limit, restrict or prohibit, and the Manager may commence a civil action in any Designated Court against the Enterprise, to collect sums of money due to the Manager which sums of money the Enterprise does not dispute that it owes to the Manager hereunder. Notwithstanding anything in Article 10 to the contrary, the arbitration requirement in this Agreement does not limit, restrict or prohibit, and the Enterprise may commence a civil action in any Designated Court against Manager, to collect sums of money due to the Enterprise which sums of money the Manager does not dispute that it owes to the Enterprise hereunder. The arbitrators are instructed that they are not to decide this matter as ex aequo et bono; the decision is to be based on the terms of this Agreement and applicable law. In addition, the arbitrators shall not have the authority to issue an award that provides interim or final relief to the extent that such relief would not have been available if the dispute had been submitted for judicial resolution in a Designated Court under Kansas law. Notwithstanding the foregoing or any provision of the commercial arbitration rules to the contrary, the arbitrators shall not have the power to award punitive, exemplary or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement.

          (h) Each party shall bear its own costs in connection with any arbitration pursuant to the Commercial Arbitration Rules in connection with any arbitration and the parties shall share equally the fees and costs of all the arbitrators; provided that the arbitrators shall have the right to award; provided, however, the prevailing party in any arbitration, litigation or other legal proceeding arising out of or relating to this Agreement shall be entitled to recover from the losing party all reasonable fees, costs and expenses for attorneys, experts and other third parties (including its share of the AAA fees and costs) incurred by the prevailing party in connection with such arbitration, litigation or other legal proceeding (including any appeals and actions to enforce any arbitration awards and court judgments). If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the applicable arbitrator(s) or court.
ARTICLE 11
Financing; Estoppel Certificates
     11.1 Subordination. This Agreement and Manager’s rights and benefits under this Agreement are and shall be subject and subordinate to all mortgages, deeds of trust and other security instruments which may now or hereafter affect the Enterprise or the Enterprise’s interest in the Casino (collectively, “Superior Mortgages”), to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements, extensions, spreaders and consolidations thereof. The Enterprise agrees to request a non-disturbance agreement in favor of Manager from the holders of the Superior Mortgages; provided, however, the Enterprise shall not be under any obligation to obtain such an agreement. This Section shall be self-operative and no further instrument of subordination shall be required. However, upon the Enterprise’s request, Manager shall execute any documentation concerning such subordination as may be reasonably requested by any owner or holder of any such Superior Mortgage; provided, however, that Manager shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement.
     11.2 Financing. Manager agrees that it shall make such modifications to this Agreement as may be requested by the Enterprise in connection with the Enterprise obtaining financing for the Casino, as long as such amendments to do not materially adversely affect Manager’s rights or impose material new obligations on Manager, and shall cooperate (without fee) with the Enterprise in its efforts to obtain such financing.
     11.3 Estoppel Certificates. Manager and the Enterprise agree, at any time and from time to time, upon not less than fifteen (15) days prior written notice by the other or any holder of any Superior Mortgage or prospective lender, purchaser or other party designated by the Enterprise, to execute, acknowledge and deliver to each other or such other person or entity a statement in writing certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modification), stating whether or not to the actual knowledge of the party providing such certificate there exists any default hereunder and certifying such other matters as reasonably requested by the requesting party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the above written date.

Lakes Kansas Casino Management, LLC
By:
Timothy J. Cope
Its:	President and Chief Financial Officer

[Signature Page of Lakes Kansas Casino Management, LLC to the Development Services and Management Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the above written date.

Chisholm Creek Casino Resort, LLC
By:	Kansas Gaming Partners LLC, its sole member

By:
Steven E. Orbuch, Authorized Person
[Signature Page of Chisholm Creek Casino Resort, LLC to the Development Services and Management Agreement]

LIST OF EXHIBITS

Exhibit A	Legal Description
Exhibit B	Development Services
Exhibit C	Prohibited Activities
Exhibit D	Manager Responsibilities and Duties
Exhibit E	Pre-Opening Services
Exhibit F	Additional Core Positions
Exhibit G	Direct and Indirect Ownership of Manager

EXHIBIT A
LEGAL DESCRIPTION
A portion of the property described below, as determined by the Enterprise, which will generally be located within the northern portion of such property:
THE SOUTHWEST QUARTER (SW/4) OF SECTION 4, TOWNSHIP 30 SOUTH,
RANGE 1 EAST OF THE 6TH P.M., SUMNER COUNTY, KANSAS,
EXCEPT TRACTS CONDEMNED AND DEEDED FOR
TURNPIKE AND EXCEPT TRACT DEEDED FOR HIGHWAY PURPOSES.
Upon request of the Enterprise, the parties shall amend this Agreement to substitute the foregoing description with a more particular description of the land comprising the land on which the Casino is located.

EXHIBIT B
DEVELOPMENT SERVICES
SECTION 1:
CONSTRUCTION MANAGER - ADVISOR
1.1 GENERAL STATEMENT OF SERVICES
     1.1.1 This Exhibit is intended to, and shall, govern all work and services provided by Manager for the Development Project (defined below), whether initiated or performed prior or subsequent to the execution of the Agreement. While this Exhibit is intended to set forth certain general guidelines for such work and services, the parties acknowledge that Manager is an experienced developer of casino properties similar to the Casino and the parties’ ultimate intent is for Manager to perform its development services duties consistent with Manager’s best past practices. To facilitate the efficient completion of the Development Project, the Enterprise shall designate a representative or representatives authorized to act on the Enterprise’s behalf with respect to the Development Project (collectively, the “Enterprise’s Representative”) and the procedures required for Manager to communicate and obtain any approvals and the like from the Enterprise’s Representatives, including a procedure whereby Manager may obtain approvals of the Enterprise hereunder by e-mail (approval by e-mail from the Enterprise, pursuant to such procedure, shall qualify as the written approval of the Enterprise under this Exhibit to the extent the terms of this Exhibit require a written approval).
     1.2.1 As provided in greater detail throughout this Exhibit, Manager has been retained by the Enterprise to advise and assist the Enterprise in connection with the development, design, construction and commissioning of the Gaming Facility for use as a Casino and the selection, acquisition and installation of Furnishings and Equipment (the “Development Project”), including the following: (1) assist and advise the Enterprise in the development of the Program, the Project Budget and the Project Schedule (each as defined herein), as well as the delineation of the scope and nature of work on the Development Project; (2) assist and advise the Enterprise in assessing and monitoring the pre-construction costs and schedule for the purpose of facilitating the performance and completion of the Development Project within the time and budgetary limitations established as provided herein; (3) advise the Enterprise with respect to value-engineering matters; (4) assist and advise the Enterprise in the selection and acquisition of Furnishings and Equipment; (5) coordinate bidding procedures, vendor cost estimates and the award of the contract(s) for all construction-related work, development work, and any other work, as well as for all purchases of materials, supplies, Furnishings and Equipment and any other item or service, in any and all cases as needed in connection with the Development Project on behalf of the Enterprise (the “Construction Contract(s)”, and together with the final schematic design documents, the design development documents and the construction documents, and all other design documents to be prepared for the Development Project (the “Design Documents”), the “Contract Documents”); (6) assess and monitor costs incurred on the Development Project for compliance with the Project Budget; (7) assess and monitor the construction on the Development Project for compliance with the Design Documents, the Project Schedule and the Construction Contract(s); (8) administer the construction of the Development Project in accordance with the terms hereof and the Construction Contract(s); (9) coordinate and manage the services of the Enterprise’s Contractors; (10) report to the Enterprise; and (11) perform such additional services as are described herein.
     1.3.1 Manager shall not be responsible for the acts and/or omissions of the Enterprise’s Contractors and/or other persons performing work on the Development Project that are not employed by or on behalf of Manager. Manager shall have no responsibility pursuant to this Exhibit for design errors, omissions or inconsistencies committed by Architect or any engineer employed by the Enterprise to design the Development Project. Nothing contained in herein, however, shall diminish Manager’s responsibility for any damages incurred by the Enterprise as a consequence of Manager’s own failure to perform in accordance with this Exhibit.
1.2 PERFORMANCE STANDARDS AND RELATIONSHIP
     1.2.1 Pursuant to this Exhibit, Manager agrees to provide those technical services described herein as well as those services required for the proper completion of, or reasonably contemplated by, this Exhibit. Manager accepts the relationship of trust and confidence established between it and the Enterprise by this Exhibit. Manager covenants with the Enterprise to furnish its best skill and judgment (consistent with the standards of skill, care and diligence established by this Exhibit), and to cooperate and coordinate with the services of an architect recommended by Manager and approved in writing by the Enterprise (“Architect”), and design professionals, engineers, contractors, vendors and any consultants retained by the Enterprise in connection with the Development Project (collectively referred to as the “Enterprise’s Contractors”), and all other persons and entities involved with the Development Project, in order to further the interests of the Enterprise and accomplish the timely and proper construction of the Development Project. Manager agrees to assist the Enterprise in the administration and completion of the Development Project in an expeditious and economical manner in accordance with the requirements of the Enterprise and as set forth in this Exhibit.
     1.2.2 In connection with all services performed by or under the supervision of Manager pursuant to this Exhibit, Manager shall, consistent with the standards of professional skill, care and diligence established by this Exhibit, maintain close communication and shall coordinate its activities with the Enterprise’s Contractors and any other persons or entities performing work on or involved with the Development Project and all governmental agencies having jurisdiction over the Development Project, as necessary to facilitate the timely and proper performance and completion of the Development Project. Manager’s services shall be performed in a manner, sequence and timing so as to be coordinated with the work of the Enterprise’s Contractors and any other persons or entities providing work or services in connection with the Development Project.
     1.2.3 Manager represents that it and its Affiliates possess experience and knowledge in projects similar to this Development Project. Accordingly, Manager agrees that the services provided by Manager pursuant to this Exhibit shall be performed in a manner consistent with those standards of skill, care and diligence applicable to project/construction managers possessing comparable experience, expertise and knowledge in similar circumstances. Manager shall be responsible for the quality, technical accuracy and the coordination of all services provided by Manager (or any consultants or subcontractors hired by Manager) in connection with this Exhibit.
     1.2.4 Manager has no authority to modify the terms of any contract for design or construction or any other agreement between the Enterprise and Architect or any person or entity providing work or services for the Development Project. Manager shall not have authority to make decisions with respect to the Development Project without the Enterprise’s prior written approval if such decisions involve a change to the then-current Design Documents, Project Budget or Project Schedule or involve any change in compensation to any of the Enterprise’s Contractors or other persons or entities providing services, labor or materials on the Development Project. Such limitations of authority of Manager shall not be modified or extended without the written consent of the Enterprise.
     1.2.5 Manager shall not hire or utilize any third-party consultants or subcontractors (including the “project consultant” referenced in this Exhibit) to perform any of the services required of Manager under this Exhibit, unless (and only to the extent that) the Enterprise first approves in writing the retention or use of such person or entity; moreover, the Enterprise reserves the right to employ the project consultant directly and to approve all terms and conditions of the project consultant’s engagement. The approved costs of the project consultant shall be set forth in the Project Budget. In all such events, Manager shall be responsible for the acts and omissions of, as well as the quality and timeliness of the services provided by, such third-party consultant or subcontractor (including the “project consultant” referenced in this Exhibit, regardless of whether said project consultant is retained by Manager or by the Enterprise).
1.3 SPECIFIC SERVICES
     1.3.1 Pursuant to this Exhibit, Manager agrees to provide the Enterprise with those technical, professional and other services described herein and otherwise customary to its role as contemplated herein and with such information, suggestions, evaluations and assessments as are requested by the Enterprise in connection with the Development Project.
     1.3.2 Manager shall meet and consult with the Enterprise, the Enterprise’s Contractors and such other persons and entities involved with the Development Project as the Enterprise reasonably may direct, to discuss and evaluate the Development Project and matters relating thereto. Manager shall keep minutes of any substantive meetings, if Manager is asked prior to the commencement of such meeting to do so, and furnish them to the Enterprise after completion of the meeting to which they pertain promptly upon the Enterprise’s demand.

     1.3.3 Promptly following execution of the Agreement, Manager shall prepare or procure and submit a proposed preliminary Project budget and Project schedule for the Enterprise’s review, and as the design and cost-estimating work proceeds, Manager shall refine and revise, from time to time (and, in any event, promptly upon the Enterprise’s request), preliminary Project budget and Project schedule for the Enterprise’s review. In addition, promptly following execution of the Agreement, Manager shall meet with the Enterprise, at such times and places as reasonably acceptable to the Enterprise, to discuss the Enterprise’s goals and desires for the design and construction of the Development Project, to assist the Enterprise in the further developing and delineating the scope, size and character of the Development Project, and to identify additional design and construction requirements for the Development Project. The results of such meetings shall be set forth by Manager in a detailed, programmatic description of Development Project requirements, which shall be submitted to the Enterprise for its review and written approval. Once such description is approved in writing by the Enterprise (the “Program”), Manager’s services shall be consistent with the requirements of the Program, except and only as it may be modified by the Enterprise. The inclusion of or failure to include any particular item in the Program shall not relieve Manager of its obligation to perform its services, consistent with applicable standards of professional skill, care and diligence established herein, in an manner that produces a fully connected, complete, operational and functional Development Project.
     1.3.4 Based upon the Program, Manager shall assist the Enterprise in the preparation of a proposed financial plan for the Development Project, with Manager to prepare the initial draft of such plan for the Enterprise’s review. Such plan shall provide information reasonably necessary to complete an overall, detailed budget for the Development Project and a preliminary schedule for the completion of the Development Project. Manager shall revise or procure revisions to the then current preliminary Project budget and Project schedule accordingly and submit a proposed final Project budget and Project schedule for the Enterprise’s written approval not later than thirty (30) days after Architect’s completion of Schematic Design Documents for each of the Design Packages described in Section 1.3.5 herein. The Project budget and schedule (and all preliminary versions of the same) shall contain such detail as the Enterprise may request and, without limiting the generality of the foregoing, shall show estimated costs for design, construction, tests, inspections, approvals and permits, as well as the estimated costs of Furnishings and Equipment and schedule for all major phases of the development and construction, including the delivery and installation of the Furnishings and Equipment. As used herein, the final Project budget and Project schedule as approved in writing by the Enterprise hereunder shall be referred to as the “Project Budget” and the “Project Schedule”.
     1.3.5 Upon Enterprise’s request, Manager shall coordinate the preparation by Architect of all plans, specifications and drawings for the Development Project and the delivery of the “Design Packages” (include the Site Development Package, Primary Building Package, and Interior Design Package and such other design packages as determined by the Enterprise) required to be delivered by Architect pursuant to the agreement between the Enterprise and Architect. Manager shall expeditiously review Architect’s (and its consultants’ and engineers’) Design Documents during their development and Manager shall provide advice to Architect concerning development of the design for the Development Project, including the outline specifications for the Development Project, and shall render Manager’s independent advice and judgment pertaining to the Development Project. Manager shall recommend alternative solutions whenever design details adversely affect construction feasibility, the Project Budget or the Project Schedule. Any design errors or omissions noted by Manager during its review shall be reported promptly to the Enterprise. Any non-conformity made known to Manager or discovered upon review of the Design Documents shall be reported promptly to the Enterprise.
     1.3.6 As Architect progresses with the preparation of the Design Documents, Manager shall provide an update, at appropriate intervals agreed to by the Enterprise, Manager and Architect, estimates of construction cost of increasing detail and refinement. The estimated cost of each construction contract shall be indicated with supporting detail. Such estimates shall be provided for the Enterprise’s written approval. Manager shall advise the Enterprise and Architect if it appears that the construction cost may exceed the latest approved Project Budget and make recommendations for corrective action.
     1.3.7 During its communications and meetings with the Enterprise and Architect, Manager shall discuss when appropriate procedures, progress, problems (including, without limitation, interpretations of the drawings and specifications) and scheduling, and as necessary, and shall render periodic oral and written status reports on the progress of the Development Project and any other status reports or information or documentation concerning the development or construction work as Kansas Lottery may require or as the Enterprise may request or any Lender may require (provided, however, notwithstanding anything to the contract in the Agreement, including this Exhibit, any communications with Kansas Lottery or Lenders about such matters shall be subject to the prior written approval of and coordination with the Enterprise). Manager shall send to the Enterprise, promptly after receipt, copies of all notices and other written communications received or sent by Manager to or from third parties related to the Development Project which the Enterprise has requested and involve matters that affect the quality, scope, character, schedule or cost of the Development Project. The Enterprise shall be timely advised of and may participate in any discussions or negotiations that may be conducted with Architect.
     1.3.8 Manager shall independently evaluate the Design Documents and subsequent revisions thereto, and shall advise the Enterprise with respect to relative construction feasibility, availability of materials and labor, the sufficiency of the Project Budget and the adequacy of the Project Schedule. Evaluations made by Manager with respect to the Project Budget shall be based on Manager’s experience, judgment and knowledge. Manager shall recommend alternative solutions if it determines that design details adversely affect construction feasibility, the Project Budget or the Project Schedule.
     1.3.9 Manager shall review the construction bid packages and Design Documents for the Development Project and shall notify the Enterprise and Architect if the responsibilities of the Enterprise’s Contractors are not properly identified or assigned, or if Manager actually discovers any errors, omissions, inconsistencies or areas of conflict and/or overlap in the work described in such documents. Manager shall assist Architect with regard to questions from bidders and with the issuance of addenda.
     1.3.10 Manager represents that it is or will become familiar with and knowledgeable about the terms and provisions of the Control Agreements (including the Lottery Facility Management Contract) and Gaming Laws (but Manager makes no representation about any other Legal Requirements) and that Manager shall perform all services hereunder in compliance with such Gaming Laws and the Control Agreements, as applicable. Manager shall advise and direct the Enterprise, Architect and the Enterprise’s Contractor(s) regarding measures required to cause the Development Project to be designed and constructed in compliance with applicable requirements of the Control Agreements and all applicable Gaming Laws (excluding, however, in either case, any Legal Requirements other than Gaming Laws unless such other Legal Requirements are known to Manager).
     1.3.11 Manager shall: (1) discuss strategy for Development Project team composition with the Enterprise and assist in selection of agreement and contract forms to be used in engagement by the Enterprise of the Enterprise’s Contractors; (2) research existing designers, contractors and vendors and perform pre-qualifications and insurance inquires for review and selection by the Enterprise; (3) if requested, identify for the Enterprise’s written approval specialized team members in required disciplines; (4) issue requests for proposals, acceptable to the Enterprise, to additional design professionals, contractors, furniture vendors, and utility vendors, all as required by the Enterprise or Development Project needs; (5) conduct pre-bid conferences to familiarize bidders with the bidding documents and the Development Project and coordinate bidding procedures; and (6) assist the Enterprise in the evaluation of bids, the negotiation of the best possible terms for contracts on the Enterprise’s behalf, if and when authorized by the Enterprise, and the award of Construction Contract(s). Manager shall not bid on or perform any of the actual construction on the Development Project, nor shall any Affiliate of Manager be allowed by Manager to bid on or perform work on the Development Project.
     1.3.12 Manager shall assist the Enterprise in obtaining proper insurance coverage for the Development Project. Manager shall receive certificates of insurance from the Enterprise’s Contractors and forward them to the Enterprise. Manager shall advise the Enterprise if the certificates of insurance provided by any of the Enterprise’s Contractors fail to meet the requirements of the Construction Contract(s) or the Control Agreements. In addition, Manager shall take reasonable measures to ensure that all required certificates of insurance are maintained by each Contractor through to the substantial completion of the work furnished by each of the Enterprise’s Contractors. Manager shall receive and review for compliance all performance and payment bonds, if any, required from each of the Enterprise’s Contractors and shall forward them to the Enterprise.
     1.3.13 Manager shall direct and assist the Enterprise in obtaining all necessary approvals and permits required to be obtained for the construction and operation of the Development Project, including all permits and approvals required in connection with the relocation of utilities and assuring the availability of utilities to the

Development Project and all special permits for permanent improvements. In this regard, Manager shall coordinate: (1) liaising and negotiating efforts with governmental authorities having jurisdiction over the Development Project to obtain necessary governmental approvals from and agreements with governmental authorities and, with the Enterprise’s written approval, shall attend all meetings with governmental authorities, regulators and other governmental entities; (2) the coordination, administration and expediting of all planning requirements, and the identification and coordination of all needs and requirements of all governmental authorities; (3) the identification of all governmental approvals and applicable fees payable that are necessary to permit the completion of the Development Project and the proper functioning of the Development Project for its intended purposes; and (4) assisting the Enterprise and Architect in connection with the Enterprise’s responsibility for filing documents required for the approvals of any governmental authorities having jurisdiction over the Development Project.
     1.3.14 Manager shall provide administration of the Construction Contract(s) as set forth herein and in the Construction Contract(s). Manager shall provide administrative, management and related services to coordinate scheduled activities and responsibilities of the Enterprise’s Contractors with each other and with those of Manager, the Enterprise and Architect to manage the Development Project in accordance with the Project Budget, the Project Schedule and the Construction Contract(s).
     1.3.15 A project consultant, under Manager’s supervision, shall daily monitor the construction work on the Development Project and shall diligently endeavor to guard the Enterprise against defects in the work and violations of the Construction Contract(s) by the Enterprise’s Contractors. Manager shall recommend to the Enterprise any additional inspection or testing of the work reasonably required to determine whether it is in accordance with the provisions of the Construction Contract(s), whether or not such work is fabricated, installed or completed. Manager shall take all reasonable actions to require that the Enterprise’s Contractors perform and complete the construction work on the Development Project in a good and workmanlike manner and in accordance with: (1) the terms of the Construction Contract(s); (2) the Project Budget; (3) the Project Schedule; and (4) all applicable terms of the Control Agreements. Manager shall promptly notify the Enterprise in writing of work which is defective or which does not conform to such requirements, and shall recommend appropriate courses of action to the Enterprise.
     1.3.16 Manager shall schedule and attend pre-construction, construction and progress meetings with the Enterprise and the Enterprise’s Contractors, as necessary and at such times and places as shall be appropriate to discuss procedures, progress, problems (including, without limitation, interpretations of the drawings and specifications) and scheduling, and as necessary to render periodic oral and written status reports on the progress of the work for the Development Project. Manager shall send to the Enterprise, promptly after receipt, copies of all notices and other written communications received or sent by Manager to or from third parties related to the Development Project which: (1) the Enterprise has requested and involve matters that affect the quality, scope, character, schedule or cost of the Development Project or involve communications required to be submitted to Manager pursuant to the Contract Documents, including those relating to product data, materials, samples, or schedules. The Enterprise shall be timely advised of and may participate in any discussions or negotiations that may be conducted with any of the Enterprise’s Contractors. Manager shall transmit to Architect (with a copy to the Enterprise) requests for interpretations of the meaning and intent of the Design Documents, and assist in the resolution of questions that may arise.
     1.3.17 Manager shall receive submittals from the Enterprise’s Contractors and shall review and assist the Enterprise in evaluating submittals. Manager shall coordinate such items with information contained in related Construction Contract(s) and transmit recommendations to Architect for approval or disapproval, as appropriate. In collaboration with Architect, Manager shall establish and implement procedures for expediting the processing and approval of shop drawings, product data, samples and other submittals. Manager shall also assist Architect and the Enterprise’s Contractors in developing a detailed request for information log that lists all requests for clarification or interpretation of the Contract Documents, and monitor the responses to ensure that all are being issued in a timely manner and comply with the intent of the relevant Contract Documents and all contractual requirements. Manager’s actions shall be taken with such reasonable promptness as to cause no delay in the work or activities of the Enterprise or the Enterprise’s Contractors.
     1.3.18 Manager shall cause the general contractor to keep a daily log containing a record of weather, the work of each of the Enterprise’s Contractor, the number of workers, identification of equipment, the work accomplished, problems encountered, and other similar relevant data as the Enterprise reasonably may require. Manager shall prepare a monthly “Project Status Report”, revised to describe the current status of all construction-related activities, and informing the Enterprise of all relevant events during construction, (e.g. substantive discussions with the Enterprise’s Contractors, results of coordination process, shop drawing status, status of requests for information from the Enterprise’s Contractors, changes to the construction drawings, punch list summary, change order log, coordination issues, etc.). Such monthly Project Status Report shall concisely advise on Development Project management issues and address all aspects of the Development Project including cost, schedule, design, etc. In the event Manager encounters any materials on the site which Manager believes to be hazardous, Manager shall immediately report the condition to the Enterprise.
     1.3.19 Utilizing the construction schedules provided by the Enterprise’s Contractors, Manager shall regularly update the Project Schedule incorporating the activities of the Enterprise’s Contractors on the Development Project, including the activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of products requiring long lead time and procurement. Manager shall update and reissue the Project Schedule as required to show current conditions. If an update indicates that the previously approved Project Schedule may not be met, Manager shall recommend corrective action to the Enterprise and Architect so that the Development Project can be completed on or before the originally established completion date.
     1.3.20 Manager shall monitor the approved Project Budget, the actual costs incurred on the Development Project and the contract sums in the Construction Contract(s). On a regular basis, Manager shall provide written reports to the Enterprise regarding project costs and the Project Budget. Manager shall show actual costs for activities in progress and estimates for uncompleted tasks by way of comparison with the Project Budget and the aforementioned contract sums, and shall indicate the areas in which actual and/or reasonably projected costs exceed initial estimates. Following the submission of such reports, Manager shall update and/or revise the Project Budget, if so directed by the Enterprise. Manager shall take all reasonable actions to require the Enterprise’s Contractors to complete the Development Project within the Project Budget and the Project Schedule.
     1.3.21 Manager shall develop and implement procedures for the review and processing of applications by the Enterprise’s Contractors for progress and final payments. Based on Manager’s observations and evaluations of work performed by the Enterprise’s Contractors, Manager shall review and certify to the Enterprise the amounts due based on Manager’s observations and evaluations of work performed by the Enterprise’s Contractors.
     1.3.22 Manager shall require that the applications for payment submitted by each of the Enterprise’s Contractors be accompanied by lien waivers, executed by each of the Enterprise’s Contractors (and by each subcontractor and sub-subcontractor providing work or materials to the Development Project covering all labor and materials that have been paid for by the Enterprise in any previous application. In addition, Manager shall require that the applications for payment submitted by each of the Enterprise’s Contractor be notarized, if required by the Enterprise, and accompanied by such substantiating data as the Enterprise or Architect may require, such as copies of requisitions and/or invoices. Manager shall not recommend to the Enterprise payment of any application for payment until all lien waivers or other information required by the Enterprise has been submitted. Manager’s issuance of a recommendation for payment shall be based on the inspection of the work required hereby, which shall include a review of the quality and quantity of the work. In addition, in connection with the issuance of each recommendation for payment, a project consultant, under Manager’s supervision, shall obtain and review copies of invoices, requisitions and other information relating to the work of the Enterprise’s Contractors and their subcontractors and material suppliers, to the extent necessary to assure that the payments being made for such work are appropriate and in conformance with the schedule of values and contract sum applicable to the Construction Contract(s). Manager’s recommendation for payment shall constitute a representation to the Enterprise, based on Manager’s determinations at the site and on the data comprising the Enterprise’s Contractors’ applications for payment, that, to the best of Manager’s knowledge, information and belief, the work has progressed to the point indicated and the quality of the work is in accordance with the Contract Documents and the applicable requirements of this Exhibit have been met. In addition to such review of applications for payment and sending such applications with the recommendations of the Manager regarding payment, Manager shall code and record the payments of the Enterprise with regard thereto and keep full, complete and accurate records with the regard to the same.

     1.3.23 Manager shall establish and implement a change order system to monitor and report job cost events, including approved change orders, pending change orders and anticipated change orders and which includes a time line for the change order process that does not interfere with the progress of the work. Manager will review and evaluate with the Enterprise and Architect all change order requests submitted by the Enterprise’s Contractors to determine whether the changes are necessary, and if so, whether the amount sought is reasonable. Manager will advise the Enterprise of necessary or desirable changes to the Development Project and assist in negotiation of the Enterprise’s Contractors’ proposals for these changes. No change shall be made in any bid documents, Construction Contract(s) or other the Enterprise contract without the Enterprise’s prior, written approval.
     1.3.24 Manager shall establish a presence at the Gaming Facility site to receive, inspect and accept or reject, on behalf of the Enterprise, furniture, furnishings and equipment (including the Furnishings and Equipment) at the time of their delivery and installation. A project consultant, under Manager’s supervision, shall review the safety programs developed by each of the Enterprise’s Contractors for purposes of coordinating the safety programs with those of other the Enterprise’s Contractors. Manager shall monitor the implementation of such safety programs, and shall provide for the general security and the safekeeping of all the Enterprise-purchased materials, equipment and improvements located at the Development Project, consistent with the provisions of the Construction Contract(s).
     1.3.25 Manager shall use reasonable efforts to ensure that the Enterprise’s Contractors maintain at the Gaming Facility site, on a current basis: a record copy of all agreements, drawings, specifications, addenda, change orders and other modifications, in good order and marked to record all changes made during construction; shop drawings; product data; samples; submittals; purchases; materials; equipment; applicable handbooks; maintenance and operating manuals and instructions; and all other documents and revisions related to the Development Project. Manager shall require the Enterprise’s Contractors to make all such records available to the Enterprise. At the completion of the Development Project, Manager shall deliver all such records to the Enterprise.
     1.3.26 If requested in writing by the Enterprise, Manager shall assist the Enterprise in the review, evaluation and documentation of claims made by or against the Enterprise or the Enterprise’s Contractors.
     1.3.27 With the Enterprise’s maintenance personnel, Manager shall observe the final testing and start-up of utilities, operational systems and equipment (including Furnishings and Equipment) and shall coordinate and schedule any adjustments, corrections or balancing required by the Construction Contract(s).
     1.3.28 When Manager considers the work for the Development Project or a designated portion thereof substantially complete, Manager shall, jointly with the Enterprise’s Contractors, review the relevant certificate of substantial completion and prepare a list of incomplete or unsatisfactory items and a schedule for their completion. Manager shall conduct inspections to determine whether the work or designated portion thereof is substantially complete. Manager shall prepare for the Enterprise a summary of the status of the work of the Enterprise’s Contractors, listing changes in the previously issued certificates of substantial completion of the work and recommending the times within which the Enterprise’s Contractors shall complete uncompleted items. Manager shall develop a punch list of those items remaining to be completed at the time of substantial completion of the Development Project or a designated portion thereof and recommend an amount reasonably sufficient to complete these items to be withheld from payment to the Enterprise’s Contractors to ensure the completion of this punch-list and follow up with corrective actions.
     1.3.29 Manager shall coordinate the correction and completion of the work. Following issuance of a certificate of substantial completion of the work on the Development Project or a designated portion thereof, Manager shall evaluate the completion of the work of the Enterprise’s Contractors and make recommendations to the Enterprise when work is ready for final inspection. Manager shall conduct final inspections. Manager shall verify to the Enterprise the completion and correction of the work set forth in any punchlist.
     1.3.30 Promptly after issuance of a certificate of substantial completion as to the Development Project in its entirety, Manager shall begin the commissioning and closeout requirements for the Development Project. Manager shall manage the close-out of the contracts of all of the Enterprise’s Contractors. In this regard, a project consultant, under Manager’s supervision, shall: (1) review the marked set of record (as-built) Construction Documents prepared by the Enterprise’s Contractors and notify the Enterprise and the Enterprise’s Contractors of any changes or markings which Manager believes, based on such review, should be corrected or included to accurately reflect the Work actually installed on the Development Project; (2) within 30 days after substantial completion, coordinate the transfer to the Enterprise of all final as-built drawings, warranties, O&M manuals and all other construction related documents and all materials prepared by the Enterprise’s Contractors and Architect as reasonably necessary for full operation of the facility; (3) monitor all testing and commissioning of critical systems, inspections, tests and certifications of completed equipment (including Furnishings and Equipment); (4) in conjunction with the Architect, witness and document the results of startup and acceptance testing activities in advance of all integrated systems and commissioning tests; review and advise the Enterprise regarding the Enterprise’s Contractors’ as-built documentation, summaries of warranties, maintenance requirements, and operation procedures imposed in the specifications for the work and provide a closeout and commissioning summary, certifying acceptance of the documents and completion of all closeout requirements pursuant to all Construction Contract(s), when appropriate. At all times, Manager shall comply with the requirements of all applicable provisions of any Control Agreement and the requirements and requests of the Executive Director and any Lender pursuant thereto; without limiting the generality of the foregoing, Manager shall cooperate with any Lender requirements applicable to the release of any amounts in retainage or contingency.
     1.3.30 When, as determined by Manager and the Enterprise, all items are considered complete, Manager will coordinate the issuance of a certificate of final completion. Promptly after final completion, Manager will coordinate the submission to the Enterprise by Architect, of a complete set of record Construction Documents incorporating all revisions made during construction.
1.4 MANAGER’S PROJECT REPRESENTATIVE
     Manager shall designate a representative authorized to act on Manager’s behalf (“Manager’s Project Representative”). Manager’s Project Representative shall be responsible for coordinating, scheduling and supervising Manager’s performance of all of the services and activities required by this Exhibit through to completion of the Development Project, and shall be the person responsible for communicating, on behalf of Manager, with the Enterprise and Architect as reasonably necessary to facilitate the timely and proper performance of Manager’s services and activities hereunder. Manager’s Project Representative shall not be discontinued by Manager and no new individuals shall be designated as the Project Representative without the prior, written approval of the Enterprise, which approval shall not be unreasonably withheld. In addition to Manager’s Project Representative, the Enterprise and Manager shall meet and agree on the nature and amount of any additional supervision to be provided by Manager with respect to the Development Project. Manager agrees that at a minimum, one project consultant under the supervision of Manager shall be at the Gaming Facility site at all times during construction of the Development Project. Manager agrees that it shall not utilize any person (whether a member or employee of Manager or its Affiliate or of any independent contractor retained by Manager) to perform the services required of Manager hereunder on the Development Project if the Enterprise makes reasonable written objection to such person, based on the quality of work performed by such person and/or the nature of the working relationship between such person and the Enterprise or Architect. In the event the Enterprise makes such reasonable objection to any such person, Manager agrees that it shall promptly remove such person from the Development Project and thereafter shall not utilize such person to perform any of the services required by this Exhibit, unless the Enterprise later agrees to such use in advance and in writing.
1.5 OWNERSHIP OF DOCUMENTS
     As between Manager and the Enterprise, all Design Documents and drawings, plans, specifications, correspondence, memoranda and other work generated in connection with the Development Project as contemplated herein (collectively, the “Development Documents”) shall be the sole property of the Enterprise whether the Development Project is executed or not, and shall not be used by any person other than the Enterprise on projects other than the Development Project unless expressly authorized in writing by the Enterprise. Manager hereby releases any claim to any right or interest to or in the Development Documents.
SECTION 2:
THE ENTERPRISE
2.1 THE ENTERPRISE’S PROJECT REPRESENTATIVE

     Subject to the limitations set forth herein and/or established by law, the Enterprise’s Representative shall be authorized to render necessary decisions pertaining to documents submitted to the Enterprise for review. Unless otherwise agreed in writing between the parties or otherwise provided in this Exhibit, Manager shall communicate with the Enterprise through the Enterprise’s Representative, and Manager shall not accept requests for work or services or other directions in connection with the performance of work on the Development Project unless such request or direction is issued by the Enterprise’s Representative. Any replacement of the Enterprise’s Representative may be designated by the Enterprise by providing Manager with written notice of same.
2.2 OBSERVATION OF SERVICES
     Manager shall make reasonable accommodations to facilitate observation by the Enterprise, through the Enterprise’s Representative or other designee(s), of the services and work throughout the progress on the Development Project. The presence or observations of the Enterprise’s Representative shall not relieve Manager from any obligation to perform in accordance with this Exhibit. Specifically, in this regard, Manager agrees that the failure of the Enterprise (or any third party retained by the Enterprise to participate in, supervise or observe Manager’s activities) to give notice of or to observe, discover or otherwise notice any error, omission, deficiency or breach of contract in the services provided by Manager shall not constitute a waiver or acceptance of such error, omission, deficiency or breach and shall not affect or reduce Manager’s responsibilities to the Enterprise under this Exhibit.
2.3 TESTING
     To the extent that structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports to the extent that such tests, inspections or reports are required by law or the proper design or construction of the Development Project would be traditionally performed, and/or are reasonably required on the Development Project, Manager shall advise the Enterprise if and when such tests, inspections and reports are appropriate.
SECTION 3:
TIME FOR PERFORMANCE; MISCELLANEOUS
3.1 COMMENCEMENT AND PERFORMANCE
     Manager’s services shall commence when so directed by the Enterprise and thereafter shall be performed as expeditiously as possible, consistent with the standards of professional care and diligence established in this Exhibit, so as to cause no delay in the Development Project and so as not to interfere with the schedule of any other person or entity retained to perform work or services for the Development Project. The time limits, if any, established for the performance of Manager’s services in any schedule agreed to by the Enterprise and Manager shall not be exceeded by Manager except for delays beyond Manager’s reasonable control. Manager agrees, as part of its services, to take such measures as are necessary to comply with any such agreed time limits. In the event Manager fails to complete a service or activity that is the responsibility of Manager within the time limits, if any, established by any schedule agreed to by the Enterprise and Manager, and after receiving notice of such failure from the Enterprise does not proceed with diligence and promptness to correct the same (provided Manager has not already been terminated), the Enterprise shall, without limitation to any other remedies for such breach of contract, have the right, but not the obligation, without terminating this Exhibit, to hire another person or entity to perform such service or activity and Manager shall be responsible to the Enterprise for all additional costs paid by the Enterprise to procure such performance to the extent allowed by law. Notwithstanding anything herein to the contrary, Manager shall not be responsible for any delays resulting from Enterprise’s delay in granting any approvals or consents required hereunder.
3.2 MISCELLANEOUS
     3.2.1 This Exhibit shall not be deemed to be amended or superseded by any provisions in the agreements between the Enterprise and the Enterprise’s Contractors, or in the various contract documents describing the work to be performed on the Development Project (except to the extent such provisions are incorporated herein by reference and except that Manager shall still be required to administer and coordinate its services with the requirements of such other documents as set forth herein). The Enterprise shall have the unilateral right to reduce the scope of services and work to be provided by Manager pursuant to this Exhibit by formal written notice to Manager, from time to time.
     3.2.2 All terms and phrases defined in this Exhibit shall have the meanings and definitions set forth herein. All words which have well known technical or construction industry meanings are used in this Exhibit in accordance with such recognized meanings, unless defined differently herein or the context clearly indicates otherwise. All references to “days” herein shall mean calendar days, unless otherwise specified.
     3.2.3 Except with the Enterprise’s knowledge and express written consent, Manager shall not engage in an activity, or accept any employment, interest or contribution that would, or reasonably appear to, compromise Manager’s professional judgment with respect to its obligations under this Exhibit. Manager shall not engage in any activity that would, or would reasonably appear to, conflict with any Gaming Laws or the Control Agreements. Manager shall not knowingly engage in any activity that would, or would reasonably appear to, conflict with any other Legal Requirements.

EXHIBIT C
PROHIBITED ACTIVITIES
     In addition to the limitations set forth elsewhere in this Agreement, the Manager shall have no authority on behalf of the Enterprise to do, and shall not do, any of the following prohibited activities (the “Prohibited Activities”) without the Enterprise’s approval in each instance unless the specific transaction is described and authorized in the Approved Budget:
1.	Remove any fixed assets, supplies, furniture, fixtures, equipment, inventories or operating supplies from the Gaming Facility (including Furnishings and Equipment), except in the ordinary course of business or in connection with the disposition of obsolete, worn-out damaged items;

2.	Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Gaming Facility;

3.	Make, execute or deliver on behalf of the Enterprise any assignment for the benefit of creditors, or any guaranty, indemnity bond, or surety bond;

4.	Confess any judgment on behalf of the Enterprise or the Casino;

5.	File a voluntary or consent to an involuntary bankruptcy with respect to the Casino or the Enterprise;

6.	Enter into, modify or terminate any lease, agreement to lease, option to lease, license, franchise agreement (if any), operating agreement, management agreement or similar arrangement relating to any portion of the Casino or otherwise or the approval of any sublease of space;

7.	Select or retain a construction manager, general contractor, architect, managing agent, legal counsel, rental agent, accountant or insurance carrier for Gaming Facility or the Enterprise, or the election as to whether and when to have an audit conducted of the fiscal affairs of the Casino or the Enterprise;

8.	Institute or defend litigation on behalf of the Casino or the Enterprise;

9.	Enter into, amend or terminate any Control Agreement including any service contract, contract for goods or services of any kind or similar agreement, except in accordance with Section 3.21;

10.	Forward any incident report or similar documentation or information on the Enterprise’s behalf concerning any incident of property damage, personal injuries or other losses occurring at or around the Gaming Facility to an insurance carrier or otherwise deal with an insurance adjuster or any attorney representing the Casino or the Enterprise;

11.	Communicate with the media or other third parties concerning any such incident;

12.	Communicate with the media in any written or oral form which names the Enterprise, Och-Ziff, Clairvest or any Affiliate of either of them or otherwise communicate with media about any matter concerning the Casino other than related to day-to-day operations or marketing of the Casino, except for Permitted Disclosures;

13.	Write-off, forgive or otherwise defer any receivable or rent in excess of $2,500 in any instance, subject to an aggregate cap of $10,000 in any given calendar year;

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14.	Make any change to the Approved Budget, Approved Operating Plan or any plans applicable to the Casino and approved by Kansas Lottery under the Lottery Facility Management Contract.

15.	Communicate (orally, or in writing) with, or provide any notices, reports or information, concerning the condition of the Gaming Facility, details concerning its repair, maintenance and capital improvement program or capital expenditures, the financial performance of the Casino (including, budgets, forecast, profit and loss statements), capital structure and ownership structure, to any third party, except for Permitted Disclosures;

16.	Incur or pay any Costs of Operations which are not in accordance with the Approved Budget, unless such Cost of Operations has been approved in advance, in writing by the Enterprise;

17.	Direct any employee of the Enterprise to take any action which Manager does not have the authority to take or, if taken by Manager, would constitute a breach of Manager’s obligations under the Agreement;

18.	Accept, directly or indirectly (including through an Affiliate of Manager), kickbacks or rebates of any kind, including remuneration intended to induce or reward the purchasing, leasing, or ordering of, or arranging for or recommending the purchasing, leasing, or ordering of, any good, facility, service or item reimbursable by the Enterprise; and

19.	Take any other action or decision outside the scope of the ordinary day-to-day business affairs of the Casino.

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EXHIBIT D
MANAGER RESPONSIBILITIES AND DUTIES
     In addition to the other responsibilities and duties set forth in this Agreement (including in Article 3) and subject to the terms and conditions of the Agreement, including the Approved Budget and applicable limitations of authority, Manager shall:
1.	Cooperate with the Enterprise (but not act as leasing agent) in the Enterprise’s efforts to lease any office, restaurant or retail space at the Casino or on adjacent outparcels available for lease to third parties; it being agreed that all such leases shall be in Enterprise’s name and shall be executed only by the Enterprise;

2.	Check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Casino and, to the extent there are funds available from the Enterprise and subject to the Approved Budget, pay such bills as and when the same shall become due and payable;

3.	Inspect the Casino at adequate intervals and submit in writing to the Enterprise any recommendations concerning the condition of the Casino and its operations;

4.	Cooperate in all reasonable respects with any sale by the Enterprise of all or any part of the Enterprise or the Casino or any portion of the Gaming Facility;

5.	Report to the Enterprise any incident which occurs on or around the Gaming Facility that could lead to legal liability resulting from property damage (including due to theft, vandalism or fire) or personal injuries (including slip and falls and assaults) promptly (but, in any event, within 48 hours of Manager learning of such incident) and reasonably comply with the Enterprise’s policies and procedures disclosed in writing to Manager concerning the reporting, investigating and handling of any such incidents and/or subsequent claims (and Manager shall cause its employees to comply with the same) and timely prepare and maintain written incident reports of all accidents and other incidents and provide copies of same to the Enterprise promptly;

6.	Pay (prior to imposition any penalty, late fee or adverse consequence), on the Enterprise’s behalf (this duty shall not be construed as placing any obligation on Manager to advance or use its own funds to make any such payments in connection with any of Manager’s duties as set forth herein), all Costs of Operations of the Casino in accordance with the Approved Budget and, at the option of the Enterprise, any or all other costs and expenses associated with the Casino, as and when the same are due, but in any case subject to the Enterprise’s direction, including in the context of any contest or dispute over the applicable expenses and costs (and shall advise the Enterprise in writing upon learning that the funds in the Approved Budget will be insufficient to make such payments);

7.	Take all commercially reasonable steps (including by obtaining lien waivers in connection with any payments to contractors, material suppliers or other vendors when nonpayment of same could give rise to lien rights under applicable laws) to prevent the creation of any claim for lien or encumbrance or security interest against the Gaming Facility or any part thereof or any fund, account receivable or other asset of the Enterprise, other than liens, encumbrances and security interests created or consented to by the Enterprise;

8.	In making any arrangements for service contracts, maintenance or the provision of any services, materials or labor in connection with the performance by Manager of its duties under the

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Agreement in the operation of the Casino, Manager shall take full advantage of, and see that Enterprise receives credit for, all available rebates, commissions, discounts, warranties and allowances (it being understood and agreed that any refunds, rebates, or credits received by Manager pursuant to any service contract or purchase order or other contracts relating to the Casino shall be applied for the benefit of the Casino and the Enterprise, and the benefits of any discounts received by Manager pursuant thereto shall be applied for the benefit of the Casino and the Enterprise);

9.	Supervise and purchase or arrange for the purchase in the most economical manner of all inventories, provisions and operating supplies, which, in the normal course of business are necessary and proper to maintain and operate the Casino;

10.	Perform any other service or activity incidental to the normal and professional operation of a property of a similar type and character to the Casino, including entering into service contracts, website agreements and other services as agent for Enterprise subject to any applicable limitations on such authority hereunder (including as set forth in Section 3.2, Section 3.21 and Exhibit C hereof);

11.	[Intentionally omitted];

12.	Provide the Enterprise with written notice of any suspension, revocation, termination or default under any Control Agreement and any threatened suspension, revocation, termination or default thereunder promptly (but, in any event, within 48 hours of Manager learning of the same) and Manager shall promptly (but, in any event, within 48 hours) notify the Enterprise in writing of any defects, governmental notices, threats of condemnation or litigation or other issues that may impede or preclude Manager from providing any or all of the services required of it hereunder, or otherwise from discharging its duties and obligations hereunder or that may materially and adversely affect Casino operations or the physical condition of the Gaming Facility, upon Manager learning of same;

13.	Obtain and verify (if requested by the Enterprise) bills for real estate and personal property taxes, including assessments and other charges and recommend payment or appeal with regard to the same;

14.	Provide such other services as are customary for managers of first-class gaming facilities; and

15.	Do any and all acts and things as reasonably requested by the Enterprise in writing or as Manager may reasonably deem necessary or appropriate to carry out its responsibilities under the terms of this Agreement and in accordance with the Operating Standard.

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EXHIBIT E
PRE-OPENING SERVICES
     Prior to the Opening Date (such period after the date hereof until the Opening Date being the “Pre-Opening Period”), in order to prepare the Casino for full operation, Manager shall render the following services to the Enterprise (the “Pre-Opening Services”):
1.	Prepare a pre-opening budget, concept plans for food and beverage outlets and pre-opening marketing plan for the Enterprise’s approval.

2.	Prepare and put into effect a plan for the organization, services and sales promotion for the Casino, subject to the approval of the Enterprise;

3.	Engage a third-party provider to develop and design the content of the website for the Casino, for the Enterprise’s approval, and implement and administer same;

4.	Identify, recommend to the Enterprise, procure, and coordinate installation of software for Casino operations, as approved by the Enterprise;

5.	Procure Furnishings and Equipment as necessary to open the Casino, as approved by the Enterprise;

6.	Coordinate with the Enterprise’s development manager to transition closeout of construction to Casino opening;

7.	Participate in the punch list walkthrough of the Casino with the Enterprise;

8.	Obtain and maintain all warranties, guaranties and related information related to the construction of, and Furnishings and Equipment procured for the Casino;

9.	Engage third-party service providers, per the Approved Budget, and enter into contracts and arrangements with regard to the same, subject in each instance to the other terms and provisions of this Agreement relating to such matters (including Section 3.21);

10.	Recruit and train the employees of the Casino, subject to Article 4 and engage in test operations of the Casino, as and to the extent approved by the Enterprise;

11.	Apply for and secure all governmental licenses and permits needed for Casino operations, including food and beverage services;

12.	Prepare and carry out a program for the grand opening of the Casino, in a manner approved by the Enterprise; and

13.	Render such other services incidental to the preparation and organization of the Casino’s management and operation in contemplation of the Casino opening for business as may be reasonably necessary or advisable.

EXHIBIT F
ADDITIONAL CORE POSITIONS
General Manager
Assistant General Manager
Chief Financial Officer
Tables Director
Slots Director
Food and Beverage Director
Human Resource Director
Security Director
Surveillance Director
Marketing Director

EXHIBIT G
DIRECT AND INDIRECT OWNERSHIP OF MANAGER
*   Lakes Entertainment is a publicly traded company (NASDAQ: LACO).

     The following schedules to this Agreement have been omitted and the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule	Description

2.3	Conversion Example
5.1	Wire Instructions
8.1	Regulatory Conflicts
10.1	Minimum Insurance Requirements
11.14	Diagrams of Member Ownership Structure
U	List of Unsuitable Parties